PROSPECTUS
Filed Pursuant to Rule 424(b)(3)
File No. 333-149135
CHINA GREEN AGRICULTURE, INC.

6,425,003 Shares of Common Stock
Offered by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 6,425,003 shares of our common stock, including (i) 6,313,617 shares of common stock issued to the investors in a private placement of our common stock that was completed on December 26, 2007 and (ii) 111,386 shares of common stock issued to two of our former directors and executive officers on December 26, 2007.

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. As of June 25, 2008, the most recent trading date prior to the date of this prospectus, we had limited trades at $29.00 per share, which was recorded on low trading volumes. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will pay all of the registration expenses incurred in connection with this offering (estimated to be approximately $275,511.95) but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CGAG”.

Although there is an established public trading market for our common stock on the Over-the-Counter Bulletin Board, the trading has been limited. The shares are being offered by the selling stockholders in anticipation of the continued development of a secondary trading market in our common stock. We cannot give you any assurance that an active trading market in our common stock will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 for a discussion of certain risk factors that you should consider. You should read the entire prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2008

TABLE OF CONTENTS

Prospectus Summary	6
About This Prospectus	10
Cautionary Note Regarding Forward Looking Statements and Other Information Contained in this Prospectus	11
Risk Factors	11
Selling Stockholders	22
Plan of Distribution	29
Use of Proceeds	31
Market For Common Equity And Related Stockholder Matters	31
Management's Discussion and Analysis of Financial Condition and Results of Operations	35
Business	48
Properties	68
Legal Proceedings	69
Directors, Executive Officers, Promoters and Control Persons	69
Executive Compensation	74
Security Ownership of Certain Beneficial Owners and Management	76
Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance	79
Description of Securities to be Registered	80
Changes in and Disagreements with Accountants	81
Legal Matters	82
Experts	82
Where You Can Find More Information	82
Financial Statements	83

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors” (beginning on page 11) and the financial statements (beginning on page F-1) and the related notes before making an investment decision. Except as otherwise specifically stated or unless the context otherwise requires, the terms “Company,” we," "our" and "us" refer collectively to China Green Agriculture, Inc. (“Green Nevada”, formerly known as Discovery Technologies, Inc.), a corporation incorporated in the State of Nevada; Green Agriculture Holding Corporation (“Green New Jersey”), a wholly-owned subsidiary of Green Nevada incorporated in the State of New Jersey; Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Techteam”), a wholly-owned subsidiary of Green New Jersey organized under the laws of the People’s Republic of China (the “PRC”) and Xi’an Jintai Agriculture Technology Development Company (“Jintai”), wholly-owned subsidiary of Techteam in the PRC.

The Company

We, through Techteam and Jintai, our wholly owned subsidiaries, research, develop, manufacture and distribute humic acid organic liquid compound fertilizer in 27 provinces in China. Humic acid is an essential natural, organic ingredient for a balanced, fertile soil, and it is one of the major constituents of organic matter. Techteam has one of the most advanced automated humic acid production lines in China. It has a multi-tiered line of 106 fertilizer products. We believe that we are one of the top producers and suppliers of humic acid organic liquid compound fertilizer in China with an annual production capacity of approximately 10,000 metric tons. All of our fertilizer products are certified by the PRC government as green products for growing Grade AA “Green” foods.

Techteam’s wholly owned subsidiary, Jintai, was formed for researching and developing humic acid fertilzers. In the process of testing Techteam’s fertilizers, it produces agricultural products including top-grade flowers, vegetables, and colored seedlings to middle and high end consumers in Xi’an city and across China.

The Company was incorporated under the laws of the state of Kansas on February 6, 1987, but had no operations from December 1996 to December 2007. In October 2007, the Company was reincorporated in the state of Nevada, and, on December 26, 2007, acquired all of the issued and outstanding capital stock of Green New Jersey which owns 100% of the capital stock of Techteam through a share exchange in which the Company issued an aggregate of 10,770,668 shares of common stock, par value $.001 per share to the three shareholders of Green New Jersey in exchange for 100% of the issued and outstanding shares of Green New Jersey’s capital stock (the “Share Exchange”).

Green New Jersey was incorporated under the laws of New Jersey on January 27, 2007. Until the consummation of the Share Exchange, Yinshing David To, Paul Hickey and Greg Freihofner, (collectively, the “Green Stockholders”) owned 100% of the outstanding capital stock of Green New Jersey. On August 24, 2007, Green New Jersey purchased 100% of the capital stock of Techteam from Techteam’s shareholders for a price of approximately $4.09 million (the “Techteam Purchase Price”) by obtaining the approval from Shaanxi Department of Commerce in China dated August 3, 2007 and the approval of Xi’an Administration for Industry and Commerce dated August 24, 2007, pending the full payment of the purchase price which was received by Techteam on January 2, 2008, as explained below. For accounting purposes, the acquisition of Techteam by Green New Jersey occurred on August 24, 2007, the date on which Green New Jersey obtained effective control of Techteam.

The Share Exchange occurred simultaneous with a private placement of $20,519,255 (the “Private Placement”). In the Private Placement, the Company sold common stock to thirty-one accredited investors (the “Investors”). See “The Offering - Background” and “Selling Stockholders - Background” below for disclosure of the material terms of the agreements entered into by the Company and the Investors on December 26, 2007 in connection with the Private Placement.

On January 2, 2008, Techteam received the Techteam Purchase Price paid by Green New Jersey by using part of the Private Placement proceeds to Techteam’s shareholders, namely, Xi’an Yuansheng Guarantee & Investment Co., Ltd., wholly owned by Mr. Tao Li (who owned 66% of Techteam), Mr. Xuetao Chen (who owned 17.5% of Techteam) and Ms. Wanjiao Wang (who owned 16.5% of Techteam), who agreed to, and caused the Techteam Purchase Price to be delivered to Techteam for use as working capital as required by a Securities Purchase Agreement entered into by and among the Company and the Investors in connection with the Private Placement. Mr. Xuetao Chen and Ms. Wanjiao Wang are current directors of Techteam. They did not receive any consideration in exchange for their shares and only Mr. Li received the opportunity to acquire the shares under the Call Option Agreement as described in the following paragraph. The Techteam Purchase Price was wired out from Green New Jersey’s U.S. account to its account designated by State Administration of Foreign Exchange (“SAFE”) in China on December 27, 2007 for currency conversion from dollars to Renminbi, the legal currency in China. It was further transmitted to Techteam’s account on January 2, 2008. The Techteam Purchase Price was recorded as part of temporary equity in our financial statements for the fiscal quarter ended March 31, 2008.

To incentivize Mr. Li in connection with the continuous development of Techteam’s business, Mr. Tao Li is to receive shares of common stock from the Company subject to certain contingencies as set forth in the Call Option Agreement by and between Mr. Yinshing David To and Mr. Tao Li, pursuant to which, Mr. Tao Li has the opportunity to acquire up to 6,535,676 shares of our common stock (the “Earn In Shares”), from Mr. To, upon the occurrence of the certain conditions described therein. The terms of the Call Option Agreement are more fully described on page 76 of this prospectus.

The Company received net proceeds of $18,602,723 from the Private Placement on December 26, 2007. Of that amount, $4,250,000 was placed in escrow pursuant to a Holdback Escrow Agreement in connection with the Private Placement (see “Selling Stockholders - Background” for the details of the Holdback Escrow Agreement). The planned use of the proceeds is as follows:

Planed Use	Amount (Unit: US$)

Construction of New 40,000 Ton Capacity Production Line	$13,797,000
Construction of R&D Facility	$1,031,742
Working Capital and Marketing Expenses	$2,750,000
Investors Relations Expenses	$250,000
Fees related to Share Exchange	$566,122
Foreign Currency Losses*	$207,859
Total	$18,602,723

* Represents the amount by which the dollar has depreciated against the Renminbi during the period that the escrowed money is remained in escrow.

The Company was incorporated under the name Videophone, Inc. and later changed its name to Discovery Systems, Inc. (till June 13, 1990) and Discovery Technologies, Inc. (from June 14, 1990 to February 4, 2008). After the acquisition of Green New Jersey, the Company changed its name to China Green Agriculture, Inc., effective February 5, 2008.

Our current structure is set forth in the diagram below:

Our Contact Information

Our principal executive offices are located at 3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xi’an, Shaanxi Province, People’s Republic of China 710065. Our telephone number is +86-29-88266368.

The Offering

Offering by Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 6,425,003 shares of our common stock including 6,313,617 shares issued to the investors in the private placement of our common stock that was consummated on December 26, 2007, and 111,386 shares of common stock issued to two of our former directors and executive officers on the same date. No shares are being offered for sale by the Company.

Total shares of common stock outstanding prior to the Offering	18,314,017
Common stock offered by the Company	0
Total shares of common stock offered by the selling stockholders	6,425,003
Total shares of common stock to be outstanding after the Offering	18,314,017

Use of Proceeds	We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

Our OTC Bulletin Board Trading Symbol	CGAG
Risk Factors	See "Risk Factors" beginning on page 11 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Background

On December 26, 2007, we consummated with 31 accredited investors (the “Investors”) a private placement of our common stock for an aggregate purchase price of $20,519,255 (the “Private Placement”). We received approximately $18,602,723 as net proceeds from this financing, including $4,250,000 as holdback escrow (see our description in “Selling Stockholders – Background”).

In connection with the private placement we entered into a registration rights agreement with the selling stockholders, which granted the selling stockholders registration rights with respect to the shares of common stock they purchased in the private placement. In addition, we granted “piggy-back” registration rights to Sanford Schwartz and Michael Friess, the Company’s former directors and executive officers, pursuant to which we included 111,386 shares of common stock in this registration statement.

Under the terms of the registration rights agreement we are required to cause our registration statement to be declared effective by the Commission on the earlier to occur of the following dates (the “Effective Date”):

o	May 24, 2008, or
o
the fifth trading day (i.e., the fifth day on which securities exchanges are open for business) following the day on which the Commission notifies us that the registration statement will not be reviewed or is no longer subject to further review and comments by the Commission.

Our failure to meet this schedule and other timetables provided in the registration rights agreement could result in the imposition of liquidated damages as follows: in the event the registration statement is not declared effective by the applicable Effective Date, an additional $181,538 for each whole or partial month after the Effective Date until the registration statement is effective. The aggregate of all such liquidated damages are subject to a cap of $1,815,384.

Please see “Selling Stockholders – Background” in this prospectus for disclosure of the material terms of the other agreements entered into by us on December 26, 2007 in connection with the Private Placement.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information other than that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock. This prospectus will be updated and, as updated, will be made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential,” "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of these words or other variations on these words or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business," as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S.dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the Renminbi). According to xe.com, as of August 6, 2008, $1 =  6.8491 yuan.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to our Business

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued services of our senior management. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the PRC (Source: National Bureau of Statistics of China and Xinhuanet.com), competition for qualified personnel is intense. We cannot guarantee that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future. If we are unsuccessful in our efforts in this regard, it could have an adverse effect on our business, financial condition and results of operations.

We do not presently maintain business disruption insurance. Any disruption of the operations in our factories would damage our business.

Our operations could be interrupted by fire, flood, earthquake and other events beyond our control for which we do not carry adequate insurance. While we have property damage insurance and automobile insurance, we do not carry business disruption insurance, which is not readily available in China. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

We do not presently maintain product liability insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. We cannot assure you that we would not face liability in the event of the failure of any of our products. We cannot assure you that, especially as China’s domestic consumer economy and industrial economy continues to expand, product liability exposure and litigation will not become more commonplace in the PRC, or that we will not face product liability exposure or actual liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

Any significant fluctuation in price of our raw materials may have a material adverse effect on the manufacturing cost of our products.

The prices for the raw materials that we use in the manufacture of our fertilizer products are subject to market forces largely beyond our control, including the price of coal, our energy costs, organic chemical feedstock costs, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. If we are unable to pass any raw material price increases through to our customers, we could incur significant losses and a diminution of the market price of our common stock.

Our sales have seasonal variations and adverse weather conditions could reduce demand for our products.

We may experience seasonal variations in our revenues and our operating costs due to seasonality. Normally, our peak selling season is in spring and summer, from March through October. Periods of cold weather may delay the application of fertilizer or render it unnecessary thereby reducing demand for our products. . During the fiscal year ended June 30, 2007, approximately 70% of our annual fertilizer sales volume came from the first quarter (summer) and the fourth quarter (spring), when demand for our fertilizer products typically peaks during planting season and prior to harvest. Further, if any natural disasters, such as snowstorm, flood, drought, hail, tornadoes or earthquakes, occur, demand for our products would likely be reduced.

The industry in which we do business is highly competitive and we face competition from numerous fertilizer manufacturers in China and elsewhere.

We compete with numerous local Chinese fertilizer manufacturers. Although we may have greater resources than many of our competitors, most of which are small local fertilizer companies, it is possible that these competitors have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and established local distribution channels within a small region. We also compete with three to four large national competitors. Although we have advanced automated humic acid organic fertilizer production lines and a green house supported research and development center, we cannot assure you that such large competitors will not develop their own similar production or research and development facilities. Further, China’s access into the World Trade Organization could lead to increased foreign competition for us. International producers and traders import products into China that generally are of higher quality than those produced in the local Chinese market. If we are not successful in our marketing and advertising efforts to increase awareness of our brands, our revenues could decline and it could have a material adverse effect on our business, financial condition and results of operations.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

Our major competitors may be better able than we to successfully endure downturns in our industrial sector. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We may not be able to obtain regulatory or governmental approvals for our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC and the Shaanxi Provincial Government. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. We may be vulnerable to local and national government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, or implement new or more stringent requirements, which may require us to suspend or delay production of their products.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To the knowledge of our management team, neither the production nor the sale of our products constitutes activities, or generates materials that create any environmental hazards or requires our business operations to comply with PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

We do not have key man insurance on our Chairman, President and CEO, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Tao Li, our CEO, President and Chairman of the Board. The loss of the services of Mr. Li, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Li will continue to be available to us, or that we will be able to find a suitable replacement for him. We do not carry key man life insurance for any key personnel.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals (Source: President Hu’s Report at 17th Party Congress). Policies of the PRC government can have significant effects on economic conditions in China. The PRC government has confirmed that economic development will follow the model of a market economy, such as the United States. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. Our interests may be adversely affected by changes in policies by the PRC government, including:

•	changes in laws, regulations or their interpretation
•	confiscatory taxation
•	restrictions on currency conversion, imports or sources of supplies
•	expropriation or nationalization of private enterprises

Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

In the event unexpected changes occur in PRC government policies, we may subject to liquidated damages.

Section 4.16 of the Securities Purchase Agreement set forth liquidated damages at an amount equal to the entire Private Placement proceeds with interest of 10% per annum from the date of the closing of the Share Exchange until the date the liquidated damages are paid in the event that the Share Exchange, due to action of the PRC government, is rescinded or otherwise is challenged or adversely affected and such governmental action cannot be reversed or we cannot address the material adverse effect to the Investors’ reasonable satisfaction within sixty days of the occurrence of the governmental action. For the purposes of Section 4.16, “material adverse effect” means the occurrence of any of (i) a material and adverse effect on the legality, validity or enforceability of any Private Placement transaction documents,, (ii) a material and adverse effect on the results of operations, assets, properties, prospects, business or financial or other condition of the Company and the subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis, its obligation under the Private Placement transaction documents or the Share Exchange Agreement. While we believe that such action is unlikely, we can make no assurance as to future PRC government actions or policies. If we were required to pay liquidated damages under Section 4.16 of the Securities Purchase Agreement, our business and operations, as well as our stock price, may be materially adversely affected.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in the PRC and almost all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years (Source: National Bureau of Statistics of China and Xinhuanet.com), we cannot assure you that such growth will continue. The environmental protection industry in the PRC is growing (Source: Ministry of Environmental Protection of China), but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, it has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products do not rise at a rate that is sufficient to fully absorb inflation-driven increases in our costs of supplies, our profitability can be adversely affected.

In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of these and other similar policies can impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

TechTeam and Jintai are subject to restrictions on paying dividends and making other payments to our subsidiary, Green New Jersey; as a result, we might therefore, be unable to pay dividends to you.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries, Green New Jersey, TechTeam and Jintai. As a result of our holding company structure, we rely entirely on dividends payments from TechTeam and Jintai, our subsidiaries in China. PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries are also required to set aside a portion of its after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if Green New Jersey, TechTeam or Jintai incurs debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or Green New Jersey are unable to receive any revenue from TechTeam and Jintai’s operations, we may be unable to pay dividends on our common stock.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of RMB may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its policy of tying the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 9% appreciation of the RMB against the U.S. dollar. Further, recently the RMB has experienced rapid appreciation against U.S. dollars. The exchange rate of the RMB to the U.S. dollars fell below 7 for 1 on April 10, 2008. The exchange rate will continue to fluctuate and the direction of the fluctuation is beyond our control.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC domestic residents and registration requirements for employee stock ownership plans or share option plans may subject our PRC resident beneficial owners or the plan participants to personal liability, limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The China State Administration of Foreign Exchange (“SAFE”) issued a public notice in October 2005 requiring PRC domestic residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose company.” PRC domestic residents who are shareholders of offshore special purpose companies and have completed round trip investments but did not make foreign exchange registrations for overseas investments before November 1, 2005 were retroactively required to register with the local SAFE branch before March 31, 2006. PRC resident shareholders are also required to amend their registrations with the local SAFE in certain circumstances. After consultation with China counsel, we do not believe that any of our PRC domestic resident shareholders are subject to the SAFE registration requirement, however, we cannot provide any assurances that all of our shareholders who are PRC residents will not be required to make or obtain any applicable registrations or approvals required by these SAFE regulations in the future. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth therein may subject us to fines and legal sanctions, restrict our cross-border investment activities, or limit our PRC subsidiaries’ ability to distribute dividends or obtain foreign-exchange-dominated loans to our company.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

In December 2006, the People’s Bank of China promulgated the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, setting forth the respective requirements for foreign exchange transactions by PRC individuals under either the current account or the capital account. In January 2007, SAFE issued implementing rules for the Individual Foreign Exchange Rules, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen’s participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a PRC agent or PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC employees who may be granted stock options are subject to the Stock Option Rule. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and legal sanctions.

Regulations on Employee Share Options may subject us and/or our PRC employees to regulatory liability.

Under the Implementation Rules of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rules, issued on January 5, 2007 by the SAFE, PRC citizens who are granted shares or share options by an overseas listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas listed company or any other qualified PRC agent, to register with the SAFE and complete certain other procedures related to the share option or other share incentive plan. Foreign exchange income received from the sale of shares or dividends distributed by the overseas listed company may be remitted into a foreign currency account of such PRC citizen or be exchanged into Renminbi. Our PRC citizen employees who have been granted share options, or PRC option holders, are subject to the Individual Foreign Exchange Rules. If we or our PRC citizen employees fail to comply with these regulations, we or our PRC option holders may be subject to fines and legal sanctions.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of our revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and because almost all of our directors and all our officers reside outside of the United States, it may be difficult for you to use the United States Federal securities laws to enforce your rights against us and our officers or to enforce judgments of United States courts against us or them in the PRC.

Almost all of our present officers and directors reside outside of the United States. In addition, our operating subsidiaries, TechTeam and Jintai, are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as will be required under Section 404 of the Sarbanes Oxley Act of 2002.

Risks Related to an Investment in our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our Chairman, President and CEO, Mr. Tao Li, has the voting rights on 6,535,676, or 36% of our common stock. As a result, he is able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. The interests of Mr. Li may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We are unlikely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. See “Market for Our Common Stock - Dividends.”

There is currently a limited trading market for our Common Stock.

Our common stock was added to the OTC Bulletin Board (the “OTC-BB”) daily list on August 28, 2007. Although there is an established public trading market for our common stock on the OTC-BB, the trading has been limited. Our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market) other than the OTC-BB.

Our common stock may be also subject to the "penny stock" rules to the extent that the price drops below $5.00 per share, which require delivery of a schedule explaining the penny stock market and the associated risks before any sale. These requirements may further limit your ability to sell your shares. For more information, please see MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS. – Penny Stock Regulations of this prospectus.

Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A large number of shares will be eligible for future sale and may depress our stock price.

Following the registration for resale of the shares of our common stock we issued in the Private Placement, we could have up to 6,425,003 shares that are freely tradable.

Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

We are responsible for the indemnification of our officers and directors.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified in the table below from time to time of up to a total of 6,425,003 shares of common stock. Other than Michael Friess and Sanford Schwartz, each of the selling stockholders acquired his or its common stock as an investor in our private placement transaction consummated on December 26, 2007. Michael Friess and Sanford Schwartz were issued an aggregate of 111,386 shares of our common stock in connection with the redemption of an aggregate of 246,148 shares of common stock they held prior to December 26, 2007. All of the selling stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Except for Michael Friess and Sanford Schwartz, who had been the Company’s directors and executive officers from June 2006 to December 26, 2007, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had a material relationship of any kind with the Company.

The table set forth below lists the names of the selling stockholders as well as (i) the number of shares of common stock acquired by the selling stockholders in the Private Placement (all of which are being registered for resale), and (ii) the number of shares of common stock being registered on behalf of Michael Friess and Sanford Schwartz pursuant to the “piggy-back” registration rights that we granted to them.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale and that they beneficially own no other shares other than those (i) acquired in the Private Placement, and (ii) in the case of Michael Friess and Sanford Schwartz, those being registered on their behalf. Accordingly, it is being assumed that they will beneficially own no shares of common stock upon completion of the offering. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of his or its shares at any time.

Name of Selling Stockholder (20)	Number of Shares of Common Stock Owned Prior to the Offering	Percentage Of Shares Beneficially Owned Prior to the Offering (1)	Maximum Number of Shares to be Sold	Percentage Ownership After the Offering (%) (2)
Investors in the December 26, 2007 Private Placement
Alder Capital Partners I, L.P. (3)	215,385	1.2%	215,385	0%
Alder Offshore Master Fund, L.P. (3)	92,308	0.5%	92,308	0%
Ancora Greater China Fund, LP (4)	200,000	1.1%	200,000	0%
Ardsley Offshore Fund, Ltd.(5)	312,000	1.7%	312,000	0%
Ardsley Partners Fund II, LP (5)	463,000	2.5%	463,000	0%
Ardsley Partners Institutional Fund, L.P. (5)	288,500	1.6%	288,500	0%
Bai Ye Feng	92,308	0.5%	92,308	0%
Bruce A. Shear	10,270	0.1%	10,270	0%
Chestnut Ridge Partners, LP (6)	153,846	0.8%	153,846	0%
Dennis Jason Wong, Sole Trustee of the Dennis & Shannon Wong Family Trust	61,538	0.3%	61,538	0%
Eric E. Shear	10,250	0.1%	10,250	0%
Gary R. Hawkins	154,000	0.8%	154,000	0%
Guerrilla Partners LP (7)	141,538	0.8%	141,538	0%
Heller Capital Investments, LLC (8)	200,000	1.1%	200,000	0%
Hua – Mei 21st Century Partners, LP (7)	320,000	1.7%	320,000	0%

Jayhawk Private Equity Co-Invest Fund, L.P. (9)	9,113	0.05%	9,113	0%
Jayhawk Private Equity Fund, L.P. (9)	144,733	0.8%	144,733	0%
Keyrock Partners L.P. (10)	75,000	0.4%	75,000	0%
Lumen Capital Limited Partnership (11)	41,923	0.2%	41,923	0%
Marion Lynton (12)	11,500	0.1%	11,500	0%
Matthew Hayden	46,154	0.3%	46,154	0%
MidSouth Investor Fund L.P. (13)	153,846	0.8%	153,846	0%
Pinnacle China Fund LP (14)	907,692	4.9%	907,692	0%
Professional Offshore Opportunity Fund, Ltd. (15)	307,692	1.7%	307,692	0%
Richard D. Squires	33,846	0.2%	33,846	0%
Sandor Capital Master Fund, L.P. (16)	185,000	1.0%	185,000	0%
Silver Rock I, Ltd. (17)	75,000	0.4%	75,000	0%
Squires Family, L.P. (18)	73,846	0.4%	73,846	0%
Steven Shear	10,250	0.1%	10,250	0%
The Pinnacle Fund LP (14)	907,693	4.9%	907,693	0%
Whitebox Intermarket Partners, L.P. (19)	615,385	3.4%	615,385	0%
Subtotal	6,313,617	34.5%	6,313,617	0%
Former Directors and Officers
Michael Friess	55,693	0.3%	55,693	0%
Sanford Schwartz	55,693	0.3%	55,693	0%
Subtotal	111,386	0.6%	111,386	0%
Total	6,425,003	35.1%	6,425,003	0%

(1)	Based on 18,314,017 shares of common stock issued and outstanding as of the date of this prospectus.

(2)	Assumes the sale of all shares offered by the selling stockholders.

(3)	Mike Licosati has the voting and investment powers over the shares held by Alder Capital Partners I, L.P. and Alder Offshore Master Fund, L.P..

(4)	John P. Micklitsch has the voting and investment powers over the shares held by Ancora Greater China Fund, LP..

(5)	Philip J. Hempleman has the voting and investment powers over the shares held by Ardsley Offshore Fund, Ltd., Ardsley Partners Fund II, LP and Ardsley Partners Institutional Fund, L.P..

(6)	Kenneth Pasternak has the voting and investment powers over the shares held by Chestnut Ridge Partners, LP.

(7)	Peter Siris and Leigh S. Curry have the shared voting and investment powers over the shares held by Guerrilla Partners LP and Hua - Mei 21st Century Partners, LP.

(8)	Ronald Heller has the voting and investment powers over the shares held by Heller Capital Investments, LLC.

(9)	Kent C. McCarthy has the voting and investment powers over the shares held by Jayhawk Private Equity Co-Invest Fund, L.P. and Jayhawk Private Equity Fund, L.P..

(10)	Stephen J. Carter has the voting and investment powers over the shares held by Keyrock Partners L.P..

(11)	Allan Lichtenberg has the voting and investment powers over the shares held by Lumen Capital Limited Partnership.

(12)	Ardsley Advisory Partners, a registered investment advisor, is the advisor to the Marion Lynton’s account and therefore has voting and investment powers over the shares held by Marion Lynton.

(13)	Lyman O. Heidtke has the voting and investment powers over the shares held by MidSouth Investor Fund L.P..

(14)
Barry M. Kitt exercises investment discretion and control over the shares of common stock of the issuer held by The Pinnacle Fund, L.P., a Texas limited partnership ("Pinnacle") and Pinnacle China Fund, L.P., a Texas limited partnership ("Pinnacle China"). Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle and Pinnacle China, but hereby disclaims beneficial ownership of the shares of common stock reported herein to the extent of his direct or indirect pecuniary interest therein.

(15)	Howard Berger has the voting and investment powers over the shares held by Professional Offshore Opportunity Fund, Ltd..

(16)	John S. Lemak has the voting and investment powers over the shares held by Sandor Capital Master Fund, L.P..

(17)	Rima Salam has the voting and investment powers over the shares held by Silver Rock I, Ltd..

(18)	Richard D. Squires has the voting and investment powers over the shares held by Squires Family, L.P..

(19)	Andrew J Redleaf is the managing member of the general partner and has the voting and investment powers over the shares held by Whitebox Intermarket Partners, L.P..

(20)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

Background

On December 26, 2007, we consummated with 31 accredited investors (the “Investors”) a private placement of our common stock for an aggregate purchase price of $20,519,255 (the “Private Placement” as defined under “The Offering - Background” of this prospectus). These securities were offered and sold in the Private Placement without registration under the Securities Act of 1933 (the “Securities Act”), in reliance on an exemption from registration under Regulation D, Section 506, and Section 4(2) of the Securities Act.

The agreements we entered into with the Investors includes a Securities Purchase Agreement, a Registration Rights Agreement, a Lockup Agreement and various ancillary agreements and certificates, disclosure schedules and exhibits in connection therewith. The following is a summary of their material terms.

Securities Purchase Agreement.

Among other things, the Securities Purchase Agreement: (i) establishes targets for after tax net income and earnings per share for our fiscal year ending June 30, 2009 at not less than $12,000,000 and $0.609, respectively (the “2009 Targets”); and (ii) provides for liquidated damages at the amount equal to the Investors’ entire investment amount with interest thereon from the date of the closing of the Share Exchange until the date the liquidate damages are paid at the rate of 10% per annum in the event that PRC governmental agency challenges or otherwise takes action that adversely affects the transactions contemplated by the Share Exchange Agreement and the Company cannot undo such governmental action or otherwise address the material adverse effect, For the purposes of the Securities Purchase Agreement, “material adverse effect” means the occurrence of any of (i) a material and adverse effect on the legality, validity or enforceability of any Private Placement transaction documents, (ii) a material and adverse effect on the results of operations, assets, properties, prospects, business or financial or other condition of the Company and the subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis, its obligation under the Private Placement transaction documents or the Share Exchange Agreement to the reasonable satisfaction of the Investors within sixty (60) days of the occurrence of such governmental action. In order to secure our obligation to meet the 2009 Targets, Mr. To has placed 3,156,808 shares of common stock (“2009 Make Good Shares”) into an escrow account pursuant to the terms of the Make Good Escrow Agreement by and among us, Mr. To, the Investors and the escrow agent named therein. In the event we do not achieve either of the 2009 Targets, the 3,156,808 shares of common stock will be conveyed to the Investors pro-rata in accordance with their respective investment amount for no additional consideration. In the event that we meet the 2009 Targets, the 3,156,808 shares will be transferred to Mr. Tao Li. If PRC governmental actions or policies result in a Material Adverse Effect, as defined in the Securities Purchase Agreement, that cannot be reversed or cured to the Investors’ reasonable satisfaction, we will be obligated to pay to the Investors as liquidated damages the entire principal amount of their investment, with interest at 10% per annum.

Covenants: The Securities Purchase Agreement contains certain covenants on our part, including the following:

(a). Board of Directors. Within 120 days following the Closing, the Company was required to nominate a five-member Board of Directors of the Company, a majority of which shall be independent, as defined under the Nasdaq Marketplace Rules, and to take all actions and obtain all authorizations, consents and approvals as are required to be obtained in order to effect the election of those nominees. As of the date of this prospectus, the Company has been in compliance with this covenant by having a majority of independent directorss on its board. Please refer to DIRECTORS AND EXECUTIVE OFFICERS section of this prospectus for the details regarding the board of directors.

(b). Chief Financial Officer. Within three months following the closing, i.e. by March 26, 2008 (the “CFO Hiring Deadline”), the Company was required to hire a permanent chief financial officer (“CFO”) who is a certified public accountant, fluent in English and an expert in US GAAP and auditing procedures and compliance for US public companies or who was subject to the reasonable approval of the lead investor in the Private Placement. By a Waiver and Consent dated April 4, 2008 by and among the Company and a majority of the Investors, the CFO Hiring Deadline has been extended by thirty days until and including April 25, 2008 (the “Extension Period”). The Company is not incurring liquidated damages during the Extension Period.

(c). Investor Relations Firm. Within thirty days following the closing, the Company was required to hire CCG Elite, Hayden Communications, or Integrated Corporate Relations. On January 23, 2008, the Company has retained CCG Elite to provide the investor relations service.

Holdback Escrow Agreement

In connection with the above three post-closing covenants, the Company deposited an aggregate of $4,250,000 from the gross proceeds of the Private Placement in an escrow account pursuant to the Holdback Escrow Agreement by and among the Company, the Investors and the escrow agent named therein. In the event the Company fails to comply with any of the above convents in a timely fashion, it is to incur liquidated damages of 1% per month of the gross proceeds of the Private Placement, to be subtracted from the holdback escrow fund, until its compliance with such covenants. As of the date of this Prospectus, the Company has satisfied all of the three covenants and received the $2,000,000 board holdback escrow, $2,000,000 CFO holdback escrow and approximately $9,000 in investor relations fees from the escrow account on a monthly basis. The initial term of the current investor relations retainer agreement is twelve months. If the parties do not terminate the investor relations agreement during the initial term or after the initial term, any excess investor relations fees will continue to be released from escrow on a monthly basis. A monthly invoice will be issued by the investor relations firm and presented by the Company to the escrow agent until released in full. If the parties terminate the investor relations agreement at any time and there is no alternative investor relations firm as listed in the Holdback Escrow Agreement retained by the Company, any remaining portion of the escrowed fund shall be returned to the investors pro rata, pursuant to Section 3.3 of the Holdback Escrow Agreement.

Registration Rights Agreement.

Within 45 days of the closing of the Private Placement (the “Filing Date”), the Company was obligated to file a registration statement with the Commission covering and registering for re-sale all of the common stock offered and sold in the Private Placement. If a registration statement was not filed by the Filing Date, we would have been obligated to pay the Investors liquidated damages equal in amount to one percent (1%) of the principal amount subscribed for by the Investors for each month (or part thereof) after the Filing Date until the registration statement is filed (“Filing Damages”).

If the registration statement is not declared effective by the Commission within 150 days after the closing of the Private Placement (the “Effective Date”), we will be obligated to pay liquidated damages to the Investors equal in amount to one percent (1%) of the principal amount subscribed for by the Investors for each month (or part thereof) after the Effective Date until the registration statement is effective (“Effectiveness Damages”).

The aggregate of Filing Damages and Effectiveness Damages is subject to a cap of ten percent (10%).

Lock-Up Agreement.

Under the Lockup Agreement, Yinshing David To and Mr. Tao Li, agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, sell short, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock, or enter into any swap or other arrangement that transfers any economic consequences of ownership of common stock until the one year anniversary of the earlier of (i) the effective date of the registration statement resulting not less than seventy-five (75%) of the Investors’ shares and the 2009 Make Good Shares (collectively, the “Registrable Shares”), or (ii) the date on which all of the Registrable Shares can be sold without volume restrictions under Rule 144.

Make Good Escrow Agreement

Yinshing David To, as Make Good Pledgor, agreed to place certain shares (equal to the number of shares offered to the Investors times 50%, i.e., 3,156,808 shares) of the Company’s common stock (the “2009 Make Good Shares”) into escrow for the benefit of Investors in the event the Company fails to reach the 2009 Targets, in which case, the Make Good Pledgor will transfer to the Investors on a pro-rata basis the 2009 Make Good Shares. In the event that the Company meets the 2009 Targets, such 2009 Make Good Shares shall be conveyed to Tao Li.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of the shares by the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We have two classes of equity securities: (i) common stock, par value $.001 per share, 18,314,017 shares of which are outstanding as of the date of this prospectus, and (ii) preferred stock, par value $.001 per share, of which no shares are outstanding. Our common stock was approved for quotation on the over-the-counter Bulletin Board on August 27, 2007. It is currently quoted on the Over-the-Counter Bulletin Board ("OTC-BB") under the symbol “CGAG”; however, the trading has been limited.

The following table sets forth the high and low bid prices, in the OTC-BB market, as reported and summarized by Quarterly Trade and Quote Summary Report ordered from (https://www.otcbb.com/secure_asp/tradeact_report_request.asp?type=tandqm), for each fiscal quarter during each of the fiscal years ended June 30, 2008 and 2007. These prices are based on inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Quarter Ended	High		Low
09/30/2006		(1)		(1)
12/31/2006		(1)		(1)
03/31/2007		(1)		(1)
06/30/2007		(1)		(1)

09/30/2007	$0.00		$0.00
12/31/2007	$0.00		$0.00
03/31/2008	$25.75	(2)	$1.25	(2)
06/30/2008	$30.00	(2)	$3.00	(2)

(1)	Common Stock not listed, quoted or traded.
(2)	The High and Low are both recorded on low trading volumes.

Holders

As of the date of this prospectus, there were approximately 646 shareholders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 6,425,003 shares of our common stock by the selling stockholders. As of the date of this prospectus, there were issued and outstanding (i) 18,314,017 shares of common stock; and (ii) 198,000 options granted to employees and directors and officers, among which, 123,000 options were vested. Assuming all the vested options are exercised, there will be 18,437,017 shares of common stock outstanding. 6,425,003 shares of common stock are being registered for resale in this prospectus. None of these shares are currently eligible for resale under Rule 144 of the Securities Act of 1933.

Dividends

Our board of directors has not declared a dividend on our common stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payments of dividends in the near future as we intend to reinvest our profits to grow our business.

The payment of dividends, if any, is at the discretion of the Board of Directors and is contingent on the Company's revenues and earnings, capital requirements, financial conditions and the ability of our operating subsidiary, Techteam, to obtain approval to send monies out of the PRC. The PRC's national currency, the Yuan, is not a freely convertible currency. Please refer to the risk factors "Governmental control of currency conversion may affect the value of your investment," "The fluctuation of the Renminbi may harm your investment;" and "Recent PRC regulations relating to the establishment of offshore special purpose companies.”

Securities Authorized for Issuance Pursuant to Option Agreement

On January 31, 2008, our Board of Directors authorized the Company to grant each of the employees listed in the following table (the “Grantees”) an aggregate of 123,000 options to purchase our common stock (the “Options”). Such Options have a term of three years, and are exercisable at $3.25. On June 24, 2008, the Grantees exercised 76,500 options on a cashless basis for an aggregate of 67,685 shares of common stock.

Name	Number of Common Stock Underlying the Options	Number of Exercised Options

Yu Hao	30,000	20,000
Jie Ma	20,000	15,000
Xilong Wang	20,000	15,000
Ale Fan	6,000	3,000
Heng Song	6,000	3,000
Yufan Zhang	5,000	2,500
Jun Xu	5,000	2,500
Wanjiao Wang	5,000	2,500
Qiong Li	5,000	2,500
Zhi Li	5,000	2,500
Juan Liu	2,000	1,000
Lixiang Chen	2,000	1,000
Yingxia Ma	2,000	1,000
Yong Liu	2,000	1,000
Xiaoyan Huang	2,000	1,000
Yan Zhuang	2,000	1,000
Wei Pu	2,000	1,000
Mingli Wang	2,000	1,000
Total:	123,000	76,500

In April, 2008, our Board of Directors authorized the Company to grant the following directors and officer an aggregate of 75,000 options to purchase the Company’s common stock as set forth below. The options have a term of two years from the vesting dates, and are exercisable at $6.00:

Name of Grantee	Number of Common Stock Underlying the Options	Grant Date	Vest Date
Yizhao Zhang	3,000	4/8/2008	6/29/2008
	7,000	4/8/2008	7/1/2009 *
	10,000

Barry Raeburn	7,500	4/8/2008	6/29/2008
	17,500	4/8/2008	7/1/2009*
	25,000

Huan Chen	12,000	4/23/2008	6/29/2008
	28,000	4/23/2008	7/1/2009*
	40,000

Total:	75,000

* If the position of director or officer is terminated prior to the vesting date, such unvested options will terminate immediately on the date of such termination.

Penny Stock Regulations

The Securities Enforcement and Penny Stock Reform Act of 1990

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

· contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

· contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

· contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

· contains a toll-free telephone number for inquiries on disciplinary actions;

· defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

· contains such other information and is in such form (including language, type, size and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

· the bid and offer quotations for the penny stock;

· the compensation of the broker-dealer and its salesperson in the transaction;

· the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

· monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

The Company was incorporated under the laws of the state of Kansas in February 1987, but had no operations from December 1996 to December 2007. In October 2007, the Company was reincorporated in the state of Nevada, and, on December 26, 2007, acquired all of the issued and outstanding capital stock of Green New Jersey which owns 100% of the capital stock of Techteam through a share exchange in which the Company issued an aggregate of 10,770,668 shares of common stock, par value $.001 per share to the three shareholders of Green New Jersey in exchange for 100% of the issued and outstanding shares of Green New Jersey’s capital stock (the “Share Exchange”).

The Share Exchange was recorded as a recapitalization of the Company, with Green New Jersey being treated as the continuing entity. The historical financial statements presented are those of Green New Jersey and its wholly owned subsidiary, Techteam.

Green New Jersey was incorporated under the laws of New Jersey on January 27, 2007. It had no operations prior to its acquisition of Techteam on August 24, 2007. After the acquisition of Techteam by Green New Jersey, Techteam was deemed as predecessor entity to the operations of Green New Jersey. Therefore, our management’s discussion and analysis herein is based on the Company’s unaudited consolidated interim historical financial statements for the six months ended December 31, 2007 and 2006 and the audited historical financial statements of Techteam for the fiscal years ended June 30, 2007 and 2006 included elsewhere in this filing.

We, through Techteam, research, develop, manufacture and distribute humic acid organic liquid compound fertilizer in 27 provinces in China. Humic acid is an essential natural, organic ingredient for a balanced, fertile soil, and it is one of the major constituents of organic matter. China is both the world’s largest manufacturer and consumer of fertilizer.

In 2005, compound fertilizers accounted for 27% of the total fertilizer consumed in China; however the quality is generally very low leading to ecosystem degradation. (Source: Ministry of Agriculture of the PRC). Organic compound fertilizer comprises a balance of both organic and inorganic substances, thereby combining the speedy effectiveness of chemical fertilizers with the environmental benefits of the organic ones.

Our multi-tiered product strategy allows us to tailor our products to different needs and preferences of the Chinese fertilizer market, which varies greatly across the country. For example, in Southern and Eastern China, farmers are able to grow high margin crops such as fruit and seasonal vegetables where climate and rainfall permits, hence they can gain more return on investment from more expensive, specialized fertilizers whereas in Northwest areas, farmers’ low profit margin crops prevent farmers from investing too much on fertilizer thereby necessitating a more broad spectrum, low cost fertilizer.

Roughly 20 million farmers are using our products. We produce and sell 10,000 metric tons of our fertilizer products for the fiscal year ended June 30, 2007, with average per mu usage of 120 ml per year, per time (the liquid fertilizer is in very concentrated form, and is mixed with water).

We have developed more than 100 different fertilizer products. The leading five provinces by revenue for the fiscal quarter ended March 31, 2008 are Henan, Shandong, Heilongjiang, Anhui and Guangdong.

Normally, our peak selling season for our fertilizer products are in spring and summer, from March through October (the balance of the year is non-peak season). We experience seasonal variations in our revenues and our operating costs. Periods of cold weather may delay the application of the fertilizer, or render it unnecessary thereby reducing demand for our products. During the fiscal year ended June 30, 2007, approximately 70% of our annual fertilizer sales volume came from the first quarter (summer) and the fourth quarter (spring), when demand for our fertilizer products typically peaks during planting season and prior to harvest. We plan to develop our customer base in southern China such as Hainan province, which has a warm winter to mitigate the seasonal variations in our future revenues. Our agricultural products are grown in greenhouse and therefore, do not experience seasonal variations.

We conduct our research and development activities through our wholly owned subsidiary, Xi’an Jintai Agriculture Technology Development Company (“Jintai”) through which we also sell high quality flowers and green vegetables and fruits which are grown in our research greenhouses to airlines, hotels and restaurants. The Company owns its 137,000 square meter research and development facility. The functions of the green research and development facility are two-fold: (i) it provides testing and experimental data collection base for the function and feature of the new fertilizer products by imitating the various growing conditions and stages or cycle for a variety of plants, such as flowers, vegetables and seedlings which the fertilizers apply on and (ii) such plants themselves can be sold to the customers and generate sales. Our research and development capabilities allow us to develop products that are tailored to farmers’ specific needs in different regions, different crops, humidity, weather and soil conditions that require special fertilizers.

Recent Development

On December 26, 2007, we acquired all of the issued and outstanding capital stock of Green Agriculture Holding Corporation, a New Jersey holding company which owns 100% of the capital stock of Techteam (the “Reverse Merger”) simultaneous with a private placement of 6,313,617 shares of our common stock for $20,519,255 in gross proceeds (the “Private Placement”). We intend to use the proceeds of the Private Placement to buy capital equipment, expand our production and facilities and construct a new production line for an annual production capacity of 40,000 metric tons.

Results of Operations

NINE MONTHS ENDED MARCH 31, 2008 COMPARED WITH NINE MONTHS ENDED MARCH 31, 2007.

The following table shows our operating results for the nine months ended March 31, 2008 and March 31, 2007.

	Nine Months ended March 31, 2008 (unaudited) ($)	Nine Months ended March 31, 2007 (unaudited) ($)
Net Sales	15,382,089	9,070,972
Cost of goods sold	6,377,066	3,687,416
Gross profit	9,005,023	5,383,555
Selling Expenses	614,646	400,108
Operating and Administrative Expenses	1,430,762	463,482
Operating Income	6,959,615	4,519,965
Total Other Income (expense)	(223,933)	(251,875)
Income Before Income Taxes	6,735,682	4,268,090
Provision for Income Taxes	(301,841)	(266,006)
Net Income	6,433,842	4,002,084

Net Sales

Our net sales for the nine months ended March 31, 2008 were $15,382,089, an increase of $6,311,117, or 70%, from $9,070,972, which we had in the corresponding period in fiscal 2007. This increase was attributable to the following factors: (i) an increase in sales volume in our fertilizer products which contributed a $1,823,492 increase in our revenues as compared to that of the same period in fiscal 2007; (ii) the launch of our new products which contributed $958,150 in revenues as compared to that of the same period in fiscal 2007; and (iii) the addition of our newly acquired greenhouse facility, which contributed $3,529,475 of sales for the nine months ended March 31, 2008.

Cost of Goods Sold

Cost of goods sold is primarily comprised of the cost of our raw materials and packaging materials, direct labor and manufacturing overhead expenses. Our cost of goods sold for the nine months ended March 31, 2008 was $6,377,066, an increase of $2,689,650, or 73%, as compared to $3,687,416 for the corresponding period in fiscal 2007. Cost of goods sold as a percentage of net sales were both 41% for the nine-month periods ended on March 31, 2008 and 2007. The increase in cost of goods sold was primarily due to the increase in our sales volume, while the cost of goods sold as a percentage of net sales for the nine months ended March 31, 2008 remained constant.

Gross Profit

Our gross profit is equal to the difference between our net sales and our cost of goods sold. Our gross profit for the nine months ended March 31, 2008 was $9,005,023, an increase of $3,621,468, or 67%, compared with $5,383,555 for the corresponding period in 2007. The increase in our gross profit was due to the increase in our sales revenue. Gross profit margin for both nine-month periods ended March 31, 2008 and 2007 was 59%.The increase in sales of Techteam and Jintai contributed equally in the total sales increase.

Selling Expenses

Our selling expenses consist primarily of salaries of sales personnel, advertising and promotion expenses, freight charges and related compensation. Selling expenses were $614,646 for the nine-month period ended March 31, 2008 (of which, the selling expenses of Jintai were $39,920) as compared to $400,108 for the same period ended March 31, 2007, an increase of $214,538 or approximately 54%. The increase was primarily attributable to increased advertising expenses, promotion costs incurred and higher salaries and travel expenses as a result of increased employees and sales activities.

Operating and Administrative Expenses

Our operating and administrative expenses consist primarily of rental expenses, related salaries, business development, depreciation and travel expenses, and legal and professional expenses. Operating and administrative expenses were $1,430,762 for the nine-month period ended March 31, 2008 (of which, $124,026 was Jintai’s operating and administrative expenses), as compared to $463,482 for the same period ended March 31, 2007, an increase of $967,280. The increase was primarily due to the expenses incurred in connection with the Reverse Merger and Private Placement transactions consummated by us on December 26, 2007.

Operating Income

Our operating income was $6,959,615 for the nine month period ended March 31, 2008 (with Jintai was generating $1,835,514), as compared to $4,519,965 for the same period ended March 31, 2007, an increase of $2,439,650, or approximately 54%. The increase was primarily attributable to the increase in our sales of our fertilizer products and the addition of sales of agricultural products through Jintai.

Income Taxes

Techteam, our indirectly wholly owned operating subsidiary, had $301,841of income tax for the nine months ended March 31, 2008 while $266,006 of income tax was incurred for the same period ended March 31, 2007. For the six months ended December 31, 2007, Techteam was qualified for a tax holiday pursuant to the PRC laws and regulations governing foreign invested enterprises as a result of its conversion from a domestic PRC enterprise to a wholly foreign owned enterprise status in August 2007. From January 1, 2008, Techteam is subject to income tax at a rate of 18%. Jintai was exempt from paying income tax for calendar 2007 as it is a wholly owned subsidiary of Techteam which was exempt from income tax. Jintai is also exempt from paying income tax for calendar 2008 as it produces products which qualify for a tax exemption under PRC law.

Net Income

Net income for the nine months ended March 31, 2008 was $6,433,842 (with Jintai earning $1,835,760), an increase of $2,431,758, or 61% from $4,002,084 for the comparable period in 2007. The increase was primarily the result of our increased net sales described above.

THE FISCAL YEAR ENDED JUNE 30, 2007 COMPARED WITH THE FISCAL YEAR ENDED JUNE 30, 2006.

The following table shows the operating results of TechTeam for the fiscal years ended June 30, 2007 and June 30, 2006.

	Fiscal Year ended June 30, 2007	Fiscal Year ended June 30, 2006
Net Sales	$15,184,343	$7,888,763
Cost of goods sold	6,598,606	3,515,022
Gross profit	8,585,737	4,373,741
Selling Expenses	616,479	653,628
Operating and Administrative Expenses	417,530	810,837
Operating Income	7,551,728	2,909,275
Total Other Income (expense)	(360,297)	(187,075)
Income Before Income Taxes	7,191,431	2,722,200
Provision for Income Taxes	(295,012)	-
Net Income	6,896,418	2,722,200

Net Sales

Our net sales for the fiscal year ended June 30, 2007 were $15,184,343, an increase of $7,295,580, or 92.5%, from $7,888,763, which we had in the fiscal year ended June 30, 2006. This increase was attributed to the following factors: (i) an increase in sales volume due to expansion of our sales network arising from our increased distributors and sales personal which contributed $3,423,600 increase in our revenue as compared to that of the fiscal year of 2006; (ii) the launch of eight new products (including Zinc fertilizer and Libangnong Potassium fertilizer) which contributed $2,018,263 in revenues as compared to that of the fiscal year of 2006; and (iii) the addition of our newly acquired greenhouse facility which contributed $1,853,717 of sales in the 2007 fiscal year. The new facility is operated by our wholly-owned subsidiary, Jintai, formed in January 2007. It produces agricultural products such as top-grade flowers, vegetables and seedlings.

Cost of Goods Sold

Cost of goods sold is primarily comprised of the cost of our raw materials and packaging materials, direct labor, manufacturing overhead expenses and inventory count loss. Our cost of goods sold for the fiscal year ended June 30, 2007 was $6,598,606, an increase of $3,083,584, or 87.7%, as compared to $3,515,022 for the fiscal 2006. Among the $3,083,584 increase, $1,143,000 was Jintai’s cost. Cost of goods sold as a percentage of net sales was 43.5% and 44.6% for the fiscal years ended on June 30, 2007 and 2006, respectively. The increase in cost of goods sold was primarily due to the increase in our sales volume, while the cost of goods sold as a percentage of net sales for the fiscal year ended June 30, 2007 was decreased by 1.1%. Jintai’s cost of goods sold as a percentage of net sales for the fiscal 2007 was 61.7% because Jintai spent relatively higher cost in its initial development period.

Gross Profit

Our gross profit is equal to the difference between our net sales and our cost of goods sold. Our gross profit for the fiscal year ended June 30, 2007 was $8,585,737, an increase of $4,211,996, or 96.3%, compared with $4,373,741 for the fiscal year of 2006. The increase in our gross profit was due to the increase in our sales revenue and our increase in the sales in products with higher gross profits. Gross profit as a percentage of net sales was 56.5% (59.4% for our fertilizer sales and 38.4% for our revenues from Jintai) for the fiscal year of 2007, as compared to 55.4% (all for fertilizer because Jintai did not exist then) for the fiscal year of 2006. The increase in gross profit margin was attributable to the increase in our sales of fertilizer products with higher gross profit margin.

Selling Expenses

Our selling expenses consist primarily of salary of sales personnel, advertising and promotion expenses, freight charges and related compensation. Selling expenses were $616,479 for the fiscal year ended June 30, 2007 as compared to $653,628 for the fiscal 2006, a decrease of $37,149. The decrease was primarily attributable to our acquisition of Jintai and the corresponding decrease in our freight charges.

Operating and Administrative Expenses

Our operating and administrative expenses consist primarily of rental expenses, related salaries, business development, depreciation and traveling expenses, legal and professional expenses. Operating and administrative expenses were $417,530 for the fiscal year ended June 30, 2007, as compared to $810,837 for the fiscal 2006, a decrease of $393,307. The reason for the decrease is that we outsourced research and development in the fiscal year 2006 while during the fiscal year of 2007 we acquired our greenhouse facility and therefore our R&D expenses are reduced accordingly.

Total other expenses for fiscal 2007 and 2006 were $360,297 and $187,075 respectively. The 92.6% increase was due to increased interest expense.

Operating Income

Our operating income was $7,551,728 for the fiscal year ended June 30, 2007, as compared to $2,909,275 for the fiscal 2006, an increase of $4,642,453, or approximately 159.6%. The increase was primarily attributable to the increase in our sales of our fertilizer products and the addition of our agricultural products from Jintai.

Income Taxes

Techteam, our indirectly wholly owned operating subsidiary, incurred income tax of $295,012 for the fiscal year ended June 30, 2007 and none for the fiscal 2006. Techteam incurred losses in the years prior to 2006 and therefore it was entitled to carry over the loss incurred in the prior years in calculating the following years’ income tax, pursuant to the PRC Enterprise Income Tax Laws. As a result, Techteam did not incur the income tax for the fiscal 2006 and only incurred $295,012 income tax for the fiscal 2007.

Jintai, as its status of being Techteam’s subsidiary, was qualified for a tax holiday in the calendar 2007 and therefore its income tax was 0 since its formation in January 2007 through December 31, 2007. Jintai is to be subject to the income tax at the rate of 18% for calendar 2008.

Net Income

Net income for the fiscal year ended June 30, 2007 was $6,896,418, an increase of $4,174,238 from $2,722,200, or 153.3% compared with that of the fiscal 2006. The increase was attributable to the increase in net sales as we analyzed above.

Discussion of Segment Profitability Measures

Our business consists of two segments – the sale of fertilizer products through Techteam and the sale of agricultural products through Jintai. Each of the segments prepares its own quarterly or annual plans including marketing, research and development, production and sales along with budgets and resources allocation. Then, each of the segments submits their drafted plan to the Company’s planning department which consists of personnel from finance department who review and discuss it with the management team of each segment to ensure accuracy and feasibility. The Company’s CEO then receives the plans for final review and approval.

The Company also has a quarterly budgeting and monthly forecasting process to make adjustments to the annual budget. The process is subject to the same approvals as the annual budgeting process.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents of $13,986,395 and restricted cash of $4,228,641. Our current assets were $26,173,715 and our current liabilities are $9,730,525, including $4,107,245 short term loans, which resulted in a current ratio of approximately 2.78. Our total stockholders’ equity as of March 31, 2008 was $14,806,421.

We have historically financed our operations and capital expenditures principally through bank loans, and cash provided by operations. On December 26, 2007, we raised a total of approximately $20,519,255 from a Private Placement. Pursuant to the terms of the Private Placement, an aggregate of $4,250,000 of the proceeds from the Private Placement are held in an escrow account. The release of the escrowed fund is conditioned on our hiring of a qualified permanent CFO and two independent directors and hiring an investors relations firm. As of March 31, 2008, there were an aggregate of $4,228,641 in escrow. As of the date of this prospectus, we have satisfied all of our covenants.

Cash Flows (in U.S. Dollars)
	Nine Months Ended March 31,
	2008	2007
Net cash provided by (used in) operating activities	5,481,516	9,382,146
Net cash provided by (used in) investing activities	(5,348,106)	(9,700,220)
Net cash provided (used in) by financing activities	13,257,854	320,968

Operating Activities

Nine months ended March 31, 2008 compared with nine months ended March 31, 2007

Net cash provided by operating activities for the nine months ended March 31, 2008 was $5,481,516 as compared with $9,382,146 for the same period in fiscal 2007, a decrease of $3,900,630. The decrease was mainly due to the increase of our inventory of $3,696,399 in our non-peak season in order to prepare for the market demands in the coming peak season.

Fiscal year ended June 30, 2007 compared with fiscal year ended June 30, 2006

Net cash provided by operating activities for fiscal 2007 was $8,778,735, as compared with $2,349,077 for the fiscal 2006, an increase of $6,429,658. The increase is primarily attributable to an increase in our sales revenue.

Investing Activities

Nine months ended March 31, 2008 compared with nine months ended March 31, 2007

Net cash used in investing activities for the nine months ended March 31, 2008 totaled $5,348,106, a decrease of $4,352,114 from $9,700,220 for the same period in 2007. The higher amount in 2007 was due to expansions on Jintai’s greenhouse facility.

Fiscal year ended June 30, 2007 compared with fiscal year ended June 30, 2006

Net cash used in investing activities for fiscal 2007 was $9,768,909 compared to $32,975 used in investing activities for fiscal 2006, an increase of 9,735,934, mainly attributable to Techteam’s acquisition of the greenhouse facilities for research and development purpose which is essential to our fertilizer production.

Financing Activities

Nine months ended March 31, 2008 compared with nine months ended March 31, 2007

Net cash provided by financing activities for the nine months ended March 31, 2008 was $13,257,854, an increase of $12,936,886 compared with the net cash used by financing activities of $320,968 for the same period in 2007. The increase was principally due to the Private Placement.

Fiscal year ended June 30, 2007 compared with fiscal year ended June 30, 2006

Net cash provided by financing activities for the fiscal 2007 was $1,028,301 compared with net cash used by financing activities for the fiscal 2006 of $2,294,907. The cash inflow was due to short term borrowing from related parties to make up a shortfall in working capital resulting from the purchase of the greenhouse buildings. This borrowing was paid off entirely in September 2007.

Loans

As of March 31, 2008, our loans payable were as follows:

Short term loans payable:	Amount Outstanding	Repayment Terms	Expiration Date
Xi’an City Commercial Bank in China	$ 2,139,190	Annual Interest Rate:9.585%, repaid on a monthly basis Renewed Annual Interest Rate: 10.5825%	Initial Due Date: 04/01/2008 Renewed Due Date: 04/01/2009
Xi’an Agriculture Credit Union in China	$ 541,928	Initial Annual Interest Rate: 9.216% repaid on a monthly basis Renewed Annual Interest Rate: 11.795%repaid on a monthly basis	Initial Due Date: 09/26/2007 Renewed Due Date: 09/16/2008
Agriculture Bank in China	$ 1,426,127	Annual Interest Rate: 9.711%; repaid on a monthly basis	12/29/2008
Total	$ 4,107,245

Note: the reason for the bigger outstanding amounts for the loans with Xi’an City Commercial Bank in China and with Xi’an Agriculture Credit Union in China as compared to those as of December 31, 2007 is because of the appreciation of RMB against dollar from December 31, 2007 through March 31, 2008. The outstanding loan with Agriculture Bank of China is less than that as of December 31, 2007 because the Company paid more than the appreciation amount.

The following is a list of our contractual obligations as of June 30, 2007:

	Payments due by period
Contractual obligations	Total	Less than 1 year		1–3 years	3–5 years		More than 5 years
[Long-Term Debt Obligations]
[Capital Lease Obligations]							$136,900	(1)
[Operating Lease Obligations]	$20,455				$20,455	(2)
[Purchase Obligations]
[Other Long-Term Liabilities Reflected on the Registrant's Balance Sheet under GAAP]	$4,243,316	$4,243,316	(3)
Total	$4,263,771	$4,243,316			$20,455		$136,900

(1)	Represents a ten-year lease of the land occupied by Jintai for its research and development facility at an annual rent of $13,690.
(2)	Represents a five-year lease by Techteam for its office space at an annual rent of $4,091.
(3)	Represents all the bank loans outstanding as of June 30, 2007.

None of our officers or shareholders has made commitments to the Company for financing in the form of advances, loans or credit lines. The Company does not have any revolving credit lines or letters of credit.

During the fiscal years ended June 30, 2006 and June 30, 2007, the former shareholders of TechTeam advanced a total of $666,618 to TechTeam as unsecured, non-interest bearing loans which are due on demand. The loan was fully paid off as of December 31, 2007.

Accounts Receivable

This reserve was comprised of many individual accounts. As of December 31, 2007, we had accounts receivable of $1,134,238, net of allowance of $246,630. The reasons for the increased percentage of doubtful accounts as against total account receivables from approximately 10.4% at June 30, 2007 to approximately 17.9% at December 31, 2007 are two folds: 1) certain account receivables have been extended from 90 days to 180 days due to bad weather condition in certain areas in China between September to December in 2007; and 2) the total account receivables as of December 31, 2007 decreased to $1,134,238, as compared to that as of June 30, 2007. Consequently, the percentage increased.

As of March 31, 2008, the Company had accounts receivable of $1,729,049, net of allowance for doubtful accounts of $256,570. The ratio of the doubtful accounts as against the accounts receivable was 14.8% as of March 31, 2008 which was lower than 17.9% as of December 31, 2007 due to the following factors: (i) the Company had larger accounts receivables as of March 31, 2008 as compared to $1,134,238 as of December 31, 2007; and (ii) the doubtful accounts increased not at the same pace as the increase of the accounts receivables ($246,630) as of December 31, 2007. In other words, the doubtful debts (debts payable beyond 90 days) increased slower than the increase of the accounts receivables in general.

Payables to Others

As of June 30, 2007, payables to other unrelated companies amounting to $543,209 which was composed of $370,706 (68%) due to one unrelated company, for the purchase of seedlings from that company and the rest were due to several other unrelated parties, including $53,573 payables to the employees who made the advance to the Company. They are not directors and officers of the Company. As of March 31, 2008, there were no payable to others as occurred as of June 30, 2007.

Advance from Unrelated Companies

Advance from unrelated companies as of March 31, 2008 was $304,279. They are prepayments from several parties such as prepayments from our distributors and deposits for the guarantee for loss of goods from transportation companies.

Advance from unrelated companies as of December 31, 2007 was $762,443 including $612,782 advance from one unrelated company for the future purchasing from the Company and the rest of the balance were due to several other unrelated companies. The advances were due on demand, no interest bearing and due on demand.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See Note 2 to our consolidated financial statements, “Basis of Presentation and Summary of Significant Accounting Policies.” We believe that the following paragraphs reflect the more critical accounting policies that currently affect our financial condition and results of operations:

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

For statement of cash flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. As of March 31, 2008, cash and cash equivalents amounted to $13,986,395.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of March 31, 2008, the Company had accounts receivable of $1,729,049, net of allowance for doubtful accounts of $256,570.

Advances for construction in progress

The Company makes advances to certain vendors for construction in progress. As of March 31, 2008, the advances to suppliers amounted to $431,689.

Inventory

Inventory is valued at the lower of cost (determined on a weighted average basis) or net realizable value. Management compares the cost of inventory with the net realizable value and an allowance is made for writing down the inventory to its net realizable value, if lower than the cost.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Estimated
Useful Life
Building	10-40 years
Leasehold improvements	3-5 years
Machinery and equipments	5-15 years
Vehicle	3-5 years

Leasehold improvements are amortized over the lease term or the estimated useful life, whichever is shorter.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Our primary profitability measure is “operating income (loss)”.

During the nine month ended March 31, 2007, the company was mainly organized in one segment. During the nine months ended March 31, 2008, the Company was organized into two main business segments: fertilizer production (Techteam) and agricultural product sales (Jintai).

BUSINESS

Our History

We were incorporated under the laws of the state of Kansas in February 1987. We were formed to design, manufacture and market video products that transmit pictures over standard voice-grade telephone lines.

In December 1996 the Company ceased operations. The State of Kansas involuntarily dissolved the Company effective December 1996. On December 4, 2006 the State of Kansas reinstated the Company's corporate charter. On June 30, 2006, Craig T. Rogers, the sole remaining director, appointed new directors, Michael Friess, Sanford Schwartz and John Venette, and then resigned as an officer and director of the Company. Our Board of Directors then appointed Michael Friess as President and CEO and John Venette as Secretary, Treasurer and Chief Financial Officer. We then opted to become a "blank check" company and to further engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

On February 15, 2007, we held a shareholder meeting to amend the Articles of Incorporation and to increase our authorized capital stock to eight hundred million (800,000,000) shares, to change the par value of our common stock to "no par value" and to elect Michael Friess, Sanford Schwartz and John Venette to serve on our Board of Directors.

On March 15, 2007, we issued 15,000,000 shares of common stock to two individuals (Sanford Schwartz and Michael Friess), for a $10,000 cash payment.

On October 16, 2007, we reincorporated in the state of Nevada by merging with a newly formed Nevada corporation. On the same date, the outstanding shares of our common stock were reduced from 18,746,196 shares to approximately 2,082,910 shares through a 9 for 1 reverse split.

On December 18, 2007, the Company filed a Certificate of Change with the Secretary of State of the State of Nevada whereby it effected a 6.771 for 1 reverse split of its Common Stock which reduced the authorized shares of common stock from 780,000,000 shares to 115,197,165 and the issued and outstanding shares of common stock from 2,082,910 shares to 307,686 shares.

From December 1996 until December 26, 2007, we did not engage in any operations and were dormant.

On December 26, 2007, we acquired 100% capital stock of Green New Jersey, through a share exchange in which we issued 10,770,668 shares, a controlling number, of our common stock to Green New Jersey’s shareholders in exchange for 100% of Green New Jersey’s shares of common stock (the “Share Exchange”). Immediately prior to the Share Exchange, we redeemed 246,148 shares of common stock held by Michael Friess and Sanford Schwartz (the “Redemption”) for $550,000 and issued 111,386 new shares of common stock to Messrs. Schwartz and Friess, who then appointed Mr. Tao Li as our Director and Chief Executive Officer and who proceeded to effect the Share Exchange.

The funds used to consummate the Redemption were provided from the proceeds of a private placement of our common stock to 31 accredited investors (the “Investors”)(the “Private Placement”) that closed on December 26, 2007, in connection with the Share Exchange. The Private Placement resulted in gross proceeds of $20,519,255 from the sale of 6,313,617 shares of common stock. In connection with the Private Placement, the Company entered into a series of agreements with the Investors including a Securities Purchase Agreement, a Registration Rights Agreement, a Lockup Agreement and ancillary agreements. Please refer to “Selling Stockholders – Background” of this prospectus for summary of the major terms of those agreements. In connection to the Private Placement, we issued an aggregated of 977,948 shares of common stock to consultants to Techteam on December 26, 2007.

Mr. Tao Li did not receive any shares in the Share Exchange. Instead, pursuant to an agreement entered into between Mr. Tao Li and Yinshing David To, Mr. Li has the opportunity to acquire up to 6,535,676 shares of our common stock, i.e. 35.7% of the total outstanding shares as of the Closing of Share Exchange (the “Earn In Shares”), from Mr. To, upon the occurrence of the conditions described in a table under “Security Ownership of Certain Beneficial Owners and Management” section of this prospectus. Mr. Li and Mr. To have also entered into a voting trust agreement, pursuant to which Mr. Li has the right to vote the Earn In Shares on all matters of the Company.

Green New Jersey was incorporated under the laws of New Jersey on January 27, 2007. Until the consummation of the Share Exchange, Yinshing David To, Paul Hickey and Greg Freihofner, (collectively, the “Green Stockholders”) owned 100% of the outstanding capital stock of Green New Jersey. On August 24, 2007, Green New Jersey purchased 100% of the capital stock of Techteam from Techteam’s shareholders for a price of approximately $4.09 million (the “Techteam Purchase Price”) by obtaining the approval from Shaanxi Department of Commerce in China dated August 3, 2007 and the approval of Xi’an Administration for Industry and Commerce dated August 24, 2007, pending the full payment of the Techteam Purchase Price. For accounting purposes, the acquisition of Techteam by Green New Jersey occurred on August 24, 2007, the date on which Green New Jersey obtained effective control of Techteam. Please see our disclosure under “Organizational History of Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.” below regarding the payment of Techteam Purchase Price.

As a result of the above transactions, we ceased being a shell company as such term is defined in Rule 12b-2 under the Securities Exchange Act and own 100% of Green New Jersey which is a holding company for Techteam. Techteam is engaged in the research, development, production and distribution of humic acid organic liquid compound fertilizer and owns 100% capital stock of Jintai, which conducts fertilizer research and development activities and sells high quality flowers, fruits and vegetables grown in its research greenhouses.

Effective February 5, 2008, the Company changed its name from Discovery Technologies, Inc. to China Green Agriculture, Inc. to better reflect its business. Related to the name change, the trading symbol changed from DCOV.OB to CGAG.OB on the same day.

Organizational History of Green Agriculture Holding Corporation

Green New Jersey was incorporated under the laws of New Jersey on January 27, 2007. Until the consummation of the Share Exchange, Yinshing David To, Paul Hickey and Greg Freihofner, (collectively, the “Green Stockholders”) owned 100% of the outstanding capital stock of Green New Jersey. Paul Hickey and Greg Freihofner are registered representatives of Hickey Freihofner Capital, a Division of Brill Securities, Inc., a member of FINRA, MSRB, SIPC, and the Company’s placement agent for the Private Placement and they each owned 2.45% of Green New Jersey.

Organizational History of Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.

TechTeam was formed on July 28, 1998, under PRC law under the original name of Yangling Jinong Humic Acid Product Co., Ltd. In October 2006 the name of TechTeam was changed to its current name, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. On August 24, 2007, TechTeam converted from a PRC domestic company status to a wholly foreign owned enterprise status by obtaining the approval from Shaanxi Department of Commerce dated August 3, 2007 approving Green New Jersey’s purchase of 100% of the capital stock of Techteam from Techteam’s shareholders, namely, Xi’an Yuansheng Guarantee & Investment Co., Ltd., wholly owned by Mr. Tao Li (who owned 66% of Techteam), Mr. Xuetao Chen (who owned 17.5% of Techteam) and Ms. Wanjiao Wang (who owned 16.5% of Techteam), for a price of approximately $4.09 million and the approval of Xi’an Administration for Industry and Commerce dated August 24, 2007. Mr. Xuetao Chen and Ms. Wanjiao Wang are current directors of Techteam. They did not receive any consideration in exchange for their shares and only Mr. Li received the opportunity to acquire shares under the Call Option Agreement as described in the following paragraph. For accounting purposes, the acquisition of Techteam by Green New Jersey occurred on August 24, 2007, the date on which Green New Jersey obtained effective control of Techteam. On January 2, 2008, Techteam received the Techteam Purchase Price paid by Green New Jersey to Techteam’s shareholders, who agreed to, and caused the Techteam Purchase Price to be delivered to Techteam for use as working capital as required by the Securities Purchase Agreement entered into in connection with the Private Placement. Green New Jersey used part of the proceeds from the Private Placement, thus completing the acquisition of Techteam. The Techteam Purchase Price was wired out from Green New Jersey’s U.S. account to its account designated by State Administration of Foreign Exchange (“SAFE”) in China on December 27, 2007 for currency conversion from dollars to Renminbi, the legal currency in China. It was further transmitted to Techteam’s account on January 2, 2008. The Techteam Purchase Price has been recorded as part of temporary equity in our financial statements for the fiscal quarter ended March 31, 2008.

To incentivize Mr. Li in connection with the continuous development of Techteam’s business, Mr. Tao Li is to receive shares of common stock from the Company subject to certain contingencies as set forth in the Call Option Agreement by and between Yinshing David To and Mr. Tao Li, pursuant to which, Mr. Tao Li has the opportunity to acquire up to 6,535,676 shares of our common stock, from Mr. To, upon the occurrence of the certain conditions described therein. The terms of the Call Options are more fully described on page 76 of the prospectus.

Since its founding, TechTeam has been engaged in the business of developing, producing and distributing humic acid organic liquid compound fertilizer throughout most of the PRC. Starting from January 2007, Techteam’s wholly owned subsidiary, Jintai, conducts fertilizer research and development activities and sells high quality flowers, fruits and vegetables grown in its research greenhouses.

Overview of the Business

Products

TechTeam is engaged in the research, development, production and distribution of humic acid organic liquid compound fertilizer. We believe that TechTeam has one of the most advanced automated humic acid production lines in China.

Humic acid is an essential natural, organic ingredient for a balanced, fertile soil. Humic acid is one of the major constituents of organic matter in fertile soil, making a vital contribution to the quality of the soil’s composition. When plant or animal matter decomposes, it naturally turns into a form of humic acid-rich material, such as peat, lignite or weathered coal. In nature, this complex organic element, humic acid, improves soil structure and aeration, nutrient absorption, water retention, increases the soil’s buffering capacity against fluctuations in pH levels, reduces soil crusting problems and erosion from wind and water and radical toxic pollutants. Humic acid promotes the development of root systems, seed germination, overall plant development, health, resistance to stress, and overall appearance. We believe that no known synthetic material can match humic acid's effectiveness and versatility.

The pure humic acid used in TechTeam’s fertilizer is distilled and extracted from weathered coal by way of alkaline digestion and acid recrystallization. Benefits of using TechTeam’s products are to stimulate growth, yield, protect plants from drought, disease and temperature damage while improving soil structure and enhancing soil fertility. TechTeam has a multi-tiered line of 106 products, covering three product categories: Broad Spectrum (general use), Functional (enhances certain characteristics) and Tailored (for very specific crops).

Jintai, Techteam’s wholly owned subsidiary, was formed for the research and developing of humic acid fertilizers. In the process of testing Techteam’s fertilizers, it produces top-grade fruits, vegetables, flowers and colored seedlings.

“Green” Certification

All of our fertilizer products are certified by the PRC government as green products for growing Grade AA “Green” foods. Green food certified by the China Green Food Research Center can be divided into 2 groups: grade A (allowed to use certain amount of chemical materials) and Grade AA (containing little or no chemical materials - also know as organic food). The Green food certification came about in response to the overuse of fertilizers and pesticides in China, as well as the use of unsafe fertilizers and pesticides, which led to the sale of products with dangerous and high concentrations of harmful chemicals and several publicized incidents of food-caused illness. In addition to creating a dangerous situation for domestic consumers, it also created problems for China’s food exporters which, in many cases, were barred from exporting to certain countries which have minimum acceptable standards for pesticide and chemical use.

In 1990, the PRC Ministry of Agriculture began to encourage the production of Green foods, which are foods that are safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Research Center with a number of branches charged with inspecting food quality and provincial level centers to monitor local food quality in each province. The China Green Food Research Center is a private, for profit entity. In 1993, the Ministry of Agriculture established regulations on the use of Green food labeling. In 1994, the PRC government issued an "Agenda in the 21st Century", in which there was specific discussion over the development of a Green food industry. In 1996, an identifying trademark for Green foods was registered in the PRC and put into use.

In 1997, the PRC State Council approved the "Plan to Improve Nutrition in Chinese People's Diets," which called for more Green foods to protect people's heath and well being.

Today, with the rapid growth of PRC's economy and per capita income, people have become more health conscious. As a result, there is a growing market demand for Green food products. Fruits and vegetables labeled as Green are generally available in supermarkets throughout the PRC and are typically sold at higher prices.

According to the Journal of Organic Systems, a scientific journal particular to organic systems published by a group of professors in Australia and New Zealand, China may be at the onset of an organic agriculture revolution. From 2000 to 2006, China has moved from 45th to second position in the world in number of hectares under organic management. China now has more land under organic horticulture than any other country. In the year 2005/2006, China added 12% to the world's organic area. This accounted for 63% of the world's annual increase in organic land, and China now has 11% of the world's organically managed land.

According to the People's Daily Online, by 2003, there were 2,047 Green food producers in China which sold approximately 72.3 billion RMB of food to the domestic market and more than $1 billion to the overseas market.

Our humic acid organic liquid compound fertilizer products have quickly gained market share and general acceptance due to their high, consistent quality and tailored advantages. We believe that we are one of the top producers and suppliers of humic acid organic liquid compound fertilizer in the PRC with an annual production capacity of 10,000 metric tons (1 metric ton=1,000kg). We currently produce a total of 106 different organic fertilizer products.

Industry and Principal Markets

We currently market our fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the fiscal year ended June 30, 2007 were Heilongjiang (9.99%), Guangdong (7.81%), Xinjiang (6.59%), Shandong (5.81%), and Henan (5.80%). Their geographically diverse distribution protects our leading national market position from regional competitors. Our agricultural products are distributed to the middle and high end consumers in Xi’an and all over China.

We utilize a multi-tiered product strategy pursuant to which we tailor our products to different needs and preferences of the Chinese fertilizer market, which vary greatly across the country. For example, in Southern and Eastern China, farmers are able to grow high margin crops such as fruit and seasonal vegetables where climate and rainfall permits. Therefore, they can gain more return on investment from more expensive, specialized fertilizers. In the Northwest areas, however, farmers’ low profit margin crops prevent them from investing too much in fertilizer and therefore, we market a broader spectrum, low-cost fertilizer in that area.

We produce and sell approximately 10,000 metric tons of organic fertilizer products per year. Our fertilizers are very concentrated liquids which require an application of approximately 120 milliliter (“ml”) per mu, per time with the consideration of the different crops and regions if a farmer has 4 mu of land in China (1 mu = .165 acres).

Our research and development capabilities, described more fully below, allow us to develop products that are tailored to farmers’ specific needs in different regions, different crops, humidity, weather and soil conditions that require special fertilizers. For example, our “Red Medlar” product is specially designed for medlar (a small, brown, apple like fruit, hard and bitter when ripe and eaten only when partly decayed) in the Ningxia Autonomous Region. This product can effectively increase medlar yield and protect it from foliar disease (the most common culprit for decreased yields of medlar) and at the same time increase the quality of the fruit.

China is both the world’s largest manufacturer and consumer of fertilizer. As of 2005, Chinese fertilizer accounted for 33% of the total world output and 35% of the total world consumption (Source: China National Agricultural Means of Production Circulation Association). In the future, we believe a greater emphasis will be put on the development of organic compound fertilizers for the following reasons:

Shrinking Arable land and Exploding Population in the PRC

In 2005, per capita farmland in China was only 940 square meters, which is approximately 40% of the world level (Source: The Ministry of Land and Resource, PRC). It is predicted that by the middle of the 21st century, the Chinese population will reach 1.6 billion (Source: News Office of the State Council, PRC) and assuming that the current decreasing trend of farmland in China continues, arable land has been predicted to decrease by half (Lester R Brown, Who Will Feed China?, World Watch). This implies that by the middle of this century, per capita farmland in China may be only 16% of the world average level. Moreover, it is estimated that by 2030, global warming may further reduce China’s current grain production by 5-10% (Source: State Meteorological Administration). Faced with shrinking arable land resources, an exploding population and global warming effects, we believe that high yielding and environmentally sustainable fertilizers will be crucial to China’s agricultural production.

Environmental Concerns

In 2005, Chinese farmers used approximately 47.66 million metric tons of chemical fertilizers (Source: Chinese Statistic Bureau 2006 Yearbook), or about 400 kg per hectare (1 hectare=10,000m2) of farmland, which is far above the acceptable safe limit of 225 kg per hectare in developed countries (Source: Chinese Environmental Science Research Institution).

After a long period of chemical fertilizer overuse on China’s farmland, accumulated heavy metals have hardened the soil and reduced its fertility. Surface water has, and is being eutrophicated (nutrient-enriched, meaning an increase in chemicals resulting in severe reductions in water quality and in fish and other animal populations). However, balanced Green fertilizers which contain humic acid, by increasing nutrient uptake, not only reduce the amount of traditional chemical fertilizers needed per hectare, but also cleanse the soil of the existing chemical residue and stimulate crop growth, thus further improving the stability of the soil’s ecosystem. Also, today, we believe people are more aware of the need for high-quality Green agricultural products, consequently, non-polluting, residueless Green fertilizer is in growing demand in order to satisfy the market for safe and Green food.

Trend

In 2003, only 25% of the fertilizers used in China’s agricultural industry were organic (Source: Agriculture Technology Promotion Centre). However, agriculture specialists suggest that the optimal ratio of organic versus chemical fertilizer should be around 50% as it is in developed countries (Source: Chinese Chemical & Industrial Technology Research Institute). In 2005, compound fertilizer accounted for 27% of the total fertilizer consumed in China. However, the quality of such fertilizer is generally very low leading to ecosystem degradation (Source: Ministry of Agriculture of the PRC). Organic compound fertilizer comprises a balance of both organic and inorganic substances, thereby combining the speedy effectiveness of chemical fertilizers with the environmental benefits of the organic ones.

Principal products and services

Fertilizer Products

Our core product is humic acid organic liquid compound fertilizer. The principal raw material used in this product is weathered coal, which is primarily identified by its well-developed “oxidation rims” along boundaries and fissures of the coal. Weathered coal is the coal that has been subjected to weathering and has higher amount of oxygen and lower fuel value. Such sort of coal has higher content of humic acid compared to the ordinary coal. Humic acid organic liquid compound fertilizer is made when weathered coal has been processed by extraction, filtering and condensation. The resulting material is then chelated (to combine a metal ion with a chemical compound to form a ring) with inorganic nutrient elements (such as nitrogen, phosphorus and potassium) and microelements nutrient (such as cuprum, iron, zinc, manganese, boron, and molybdenum.) by adding active and catalytic agents.

Humic acid exhibits a high cation exchange (a chemical process in which cations of like charge are exchanged equally between a solid and a solution.) capacity which serves to chelate plant nutrient elements and release them as the plant requires. The chelation process holds the nutrients in the soil solution and prevents them from leaching and runoff. Moreover, humic acids can bind soil toxins along with plant nutrients, thereby strongly stabilizing soils. The regular use of humic acid organic liquid compound fertilizer enable fertilizer, insecticide, herbicide and water use to be cut by up to a half or more, based on our research and development team’s reports. This mechanism is important to environmental protection, since it prevents contamination of water sources caused by runoff.

According to our research and development team’s reports, our fertilizers perform the following functions:

1.  Stimulate seed germination and viability, root respiration, formation and growth.

2.  Produce thicker, greener, and healthier foliage.

3.  Produce more, larger, longer lasting, and more beautiful flowers.

4.  Increase significantly the protein, vitamin, and mineral contents of most fruits and vegetables.

5.  Help retain water-soluble inorganic fertilizers in soils releasing them as needed to the growing plants to make soil more fertile and productive.

6.  Increase the water retention of soil to help plants to resist drought.

7.  Reduce fertilizer requirements and increase yields in most crops.

8.  Increase aeration of the soil.

Our 106 products can be divided into three main functional types:

1.  Broad Spectrum Type: Can be applied to all kinds of crops.

2.  Functional Type: Has certain special effects on crops. Examples are growth regulation fertilizer and fertilizer for promoting blooming and fruiting.

3.  Tailored Type: Target specific crops. Examples are specific fertilizers for strawberries and specific fertilizer for gourd vegetables.

Our products are dark brown to black in color, and principally used as a foliar fertilizer (a liquid, water soluble fertilizer applied to a plant’s foliage by a fine spray so that the plant can absorb the nutrients through its leaves), or sprayed directly on soil or injected into the irrigation systems.

Agricultural Products

Our agricultural products are grown by Jintai in the course of testing our fertilizers. During the course of testing our new fertilizer products, the agricultural products are produced which include the following categories:

Top-grade flowers: Mainly, faber cymbidium and phalaenopsis. Those two kinds of flowers are mainly distributed to the middle and high end consumers in Shaanxi Province and its adjacent areas. Their seedlings are distributed across the country, especially the southern regions of China.

Green vegetables and fruits: Mainly, Holland cucumbers, sweet & colored pimientos and eggplants, Japan little watermelons. They are mainly distributed to the middle and top- end consumers in Shaanxi Province, especially in Xi’an city.

Multicolored seedlings: Mainly photinia serrulata which are distributed to the customers across the country.

Marketing

Our sales staff is trained to knowledgeably work with distributors and customers providing the right product and after-sales support. In addition, the sales staff shares its knowledge base by organizing training courses about agricultural techniques that are offered to the public on a regular basis.

The Chinese fertilizer market is generally a commoditized industry. We use our multi-tiered branding strategy to target different market segments with tailored products. Currently, “JINONG” is our high end product, “ZHIMEIZI,” “LEPUSHI” and “LIBANGNONG” are our middle tier products and “WEIYINONG” is our lower tier product. The JINONG line has a total of 50 products, and accounted for approximately 70% and 62% of our sales revenue and net income, respectively, for the fiscal year ended June 30, 2007.

We have a team of five marketing personnel in our principal office who collect and correlate marketing data from across the 27 provinces. By industry norms, we believe that our product development cycle of 3 to 9 months is relatively short. Due to our comprehensive data gathering network, we are able to assemble nationwide market analyses, ascertain new product needs, estimate demand and customer demographics and develop new products.

Although we utilize television advertisements and mass media, the majority of our marketing efforts are conducted through joint activities with our distributors. Through our distributors, TechTeam has contracted approximately 100 local personnel, who do on-site marketing using pamphlets, brochures and posters at the point of sale outlets and do after sales services. Techteam itself has a staff of 85 marketing personnel. Our staff works with and trains distributors and retail clients through lectures and interactive meetings. Our staff emphasizes the technological components of our products to help end users understand the differences in products available and how to use them. Word-of-mouth advertising and sample trials of new products in new areas are essential. Also, we have has set up nation-wide hotlines to answer customer questions and has constructed an SMS text message platform to have real-time interaction with farmers. We have recently commenced use of this platform which is currently available only in certain areas.

Our best selling fertilizers, which also have top sales volumes in the six months ended December 31, 2007 are listed as follows:

Product Name	Unit Price (US$ Per Ton)
1x20x250ml Gua Guo Pend Da Xing	2,286
100ml Jin Jia	2,572
1x24x200ml Su Bu Jia	2,501
1x200x25ml Da Kuai Tou	2,358
1x20x250ml Guang Pu	2,286

Raw Materials and Suppliers

Fertilizer Products

Among all the three materials that can be utilized to produce humic acid (weathered coal, lignite and peat), we have chosen weathered coal as our principal raw material because it is abundant and relatively cheap (about $50/metric ton). Although there are numerous weathered coal suppliers, our sole supplier is the Lupoling Coal Mine Industry and Trade Company of Jinzhong City located in the Shaanxi Province (“Lupoling”). We utilize spectral analysis technology to select the raw material with the best quality, and we have specially trained buyers to make sure the quality and consistency of the raw materials are maintained. While we have several weathered coal suppliers as backups, Lupoling has been our sole weathered coal provider to date because of the high quality weathered coal it provides and its location which is close to us.

In addition to weathered coal, we also utilize up to 60 different components in our production process, all of which can be readily obtained from numerous sources in local markets.

Our products are packaged in bottles, bags and boxes. Each type of packaging material, along with packaging labels, is purchased from 3 to 4 manufacturers. These materials are readily available.

Agricultural Products

The maternal plants of our top-grade flowers and multicolored seedlings are mainly planted and cultivated in our research and development center. We purchase the seeds of green vegetables and fruits from the agents who import them. We apply our self-produced fertilizers by Techteam to those products so that we can also test the function of our fertilizers.

Distribution, Sales Network, Customers

Fertilizer Products

In 1978, the “supply and marketing cooperative” system, a state-owned distribution network from national, provincial level down to township and village level, was replaced by private wholesalers and retailers who became the principal distributors of agricultural materials. In this highly fragmented market, we were able to set up our own sales network by establishing our distribution through strategic relationships with private wholesalers or distributors.

Currently, we sell our products through a carefully constructed network of about 450 regional distributors covering 27 provinces in China. The distributors in turn sell the products to the smaller, local retail outlets who then sell to the end users (typically farmers). We do not grant provincial or regional exclusivity because there is currently no single distributor sufficiently strong enough to warrant exclusivity. We enter into non-exclusive written distribution agreements with chosen distributors who demonstrate their ability in local business experience and sufficient regional sales networks. The distribution agreements do not dictate distribution quantity because changes in local market condition and weather changes can dramatically affect sales quotas.

We have established representative offices and sales outlets in Beijing, Tianjin, Shanghai and Chongqing. These regional offices allow us to more effectively coordinate national sales and marketing teams. In addition, our sales department works closely with distributors in various provinces to promote our products, maintain our profile and to continue to cultivate relationships.

We also manufacture humic acid organic liquid compound fertilizer for export to foreign countries, including India, Ecuador, Pakistan and Lebanon through contracted distributors. Total revenues from exported products currently account for approximately 1% of TechTeam’s sales revenue. We anticipate that this amount can increase significantly as we have recently contracted with foreign distributors to sell our products.

For the fiscal year ended June 30, 2007, sales through our top 10 distributors accounted for approximately 10% of our annual revenue, with the highest proportion of sales that any one customer represented accounting for approximately 1.32% of sales revenue. As we do not have a significant concentration of customers, we believe that the loss of any one customer would not have any significant effect on our business.

Agricultural Products

We distribute our agricultural products as follows: The top-grade flowers are mainly distributed through our fertilizer distribution network; the green vegetables and fruits are mainly distributed to a variety of wholesale markets and supermarkets in Xi’an City while our multicolored seedlings are distributed to the seedling centers and planting companies in China with which we have had long term cooperation.

Competition

Fertilizer Products

The Chinese fertilizer industry is highly fragmented. In 2005, there were approximately 1,924 manufacturers, of which approximately 80% were small local, regional manufacturers (Source: Chinese Fertilizer Net). Currently, our competitors are numerous small-sized local manufacturers, 3-4 larger national competitors, and 2-3 international companies.

Small competitors are generally amino acid compound fertilizer producers, who are very price competitive. The smaller companies, however, tend to lack sufficient quality control or process control technologies which lead to inconsistent quality.

Currently, TechTeam is competing with following larger national or regional competitors:

1. Agritech (China) Fertilizer Co., Ltd.

As a wholly-owned Chinese subsidiary of China Agritech Inc, a U.S. listed company (OTCBB:CAGC), Agritech is engaged in the research and development, manufacture, sales and technical support of hi-tech Green agricultural resources with green organic high-effect liquid compound fertilizer as its core product. Its production was approximately 9000 metric tons in 2006.

2. Qiqihaer Fuer Agriculture Co., Ltd, Heilongjiang Province

Established in 1986, Fuer Agriculture Co., Ltd. is engaged in research and development, manufacture and sales of high-tech foliar fertilizers, compound fertilizers, biological pesticide and improved seeds. Its annual production volume is approximately 1,500 metric tons for foliar fertilizers and 10,000 metric tons for compound fertilizers. We are competing with this company principally in the Heilongjiang province.

3. Heze Exploitation Region Caozhou Chamurgy Co., Ltd.

The Heze Exploitation Region Caozhou Chamurgy Co., Ltd. is an agricultural products company. Its principal products include foliar, water flush, compound, organic fertilizer and pesticides. Its products are sold in 30 provinces in China.

4. Guangxi Beihai Penshibao Co., Ltd.

Founded in 1985, Guangxi Beihai Penshibao Co., Ltd. is a wholly foreign owned enterprise engaged in research, production, and promotion of foliar fertilizer. Its total assets in 2004 were $14.4 million, and its total revenue in 2006 was $33.3 million.

In December 2006, the Chinese fertilizer market was fully opened to foreign companies, meaning foreign fertilizer companies could set up manufacturing bases in China and compete directly with domestic companies in the Chinese fertilizer market. According to its WTO commitment, in January 2007, the PRC has increased its fertilizer import quota and reduced the import tariffs on foreign fertilizer to 1%.

Foreign fertilizers are subject to import quotas as follows: carbamide 3.3 million metric tons, phosphor 6.9 million metric tons, and compound fertilizer 3.45 million metric tons. Foreign fertilizer brands are generally more expensive than domestic fertilizer brands, and as a result, as of 2005, only 4.1 million metric tons of fertilizer were imported, out of total consumption of 47.66 million metric tons, or 8.6% (Source: China Customs). Therefore, we do not consider foreign competition to be significant at this time.

Our principal foreign competitors are:

1. Cuikang (Hong Kong) Co., Ltd.

Cuikang (Hong Kong) Co., Ltd. is the China distributor and manufacturer of plant nutrition products in Southern and Northern China for Yara Phosyn Ltd, which was established in 1967 in Pocklington, England. The company is engaged in research and development, manufacturing, processing and marketing for nutrition products for plants. As global market leader, Yara Phosyn today controls a truly international business with over 90% of sales coming from overseas markets.

2. Beihai Komix activated liquid fertilizer Co., Ltd.

Beihai Komix activated liquid fertilizer company is a wholly foreign owned company authorized to produce and sell Komix liquid fertilizer which is broad spectrum liquid compound type, and a tailored liquid compound type of fertilizer.

Agricultural Products

Top-grade flowers: (1) flowers: Our main competitors in Xi'an city and its surrounding regions are Western Lanhua Company, Ningdong Branch of State Forestry Administration and Sanbao Horticultural Company. Management believes that our flower products have comparative advantages in terms of the advanced technologies they are based on, the superior species of the seedlings we select and the efficiency and stability of our product; (2) Flower seedlings. The main competitors of nationwide market are Tianjin Goods Company, Shanghai Crystal Company, Beijing Sanyi Company, Jinri Company in Guangdong province and Yunnan QianHui Company. Our management believes that the qualities of our flower seedlings are superior and the performance of the seedlings is stable. In addition, unlike most of our competitors who are in lack of the comprehensive greenhouse facilities, our flower seedlings can be supplied all year long and not limited to the change of season.

Green Vegetables and Fruits: Our competitors are mainly the vegetable planting centers and planters in Shaanxi, Shangdong and Gansu provinces that produce vegetables such as cucumbers and peppers. Our selling point, which distinguishes us from other competitors is our Techteam Green Garden for pollution-free green vegetables and fruits. We apply our green fertilizer to our vegetables and fruits and the middle and high end consumers recognize the advantages on that.

Multicolored Seedlings: Our main competitors are Zhejiang Senhe Company and Jiangsu Xiaoshan Zhongtian Technology Company. Our multicolored seedlings, mainly, red photinia serrulata is pure in species. We offer a fair market price with quality plants that have higher survival rates.

Competitive Position

Our competitive position can be described in the following five aspects for our fertilizer products:

1. Nation-wide sales network

Under the PRC planned economy before 1978, all agricultural production material was purchased and distributed by a “supply and marketing cooperative” system, which was a network of state-owned distributors from national and provincial level down to the township and village level. However, after reforms, all “supply and marketing cooperatives” became private wholesalers or retailers. In this highly fragmented market, we were able to set up our own distribution channels with private distributors and link them together. We have over 450 distributors nation-wide across 27 provinces which sell its products to retail stores scattered in villages and townships across China. Our distribution system and sales network is one of the largest in the humic acid fertilizer products industry in China. Most of our competitors, including those larger competitors, do not have a sales team as large as ours which specializes in the sale of humic acid fertilizer products; however, certain of our larger competitors have better access in certain local markets due to years of cooperation they have had with particular local distributors. Despite of our existing wide sales network, we lack of full coverage in certain cities and counties. We are continuing to expand our sales network coverage to cover more areas where we have distributors and also expand our distribution to new areas.

2. Strong research and development

Our research and development is managed effectively. Typically, it takes only three to nine months from the decision to develop a new product to mass production, which ensures product flow and helps to maintain market share. Our strong research and development department is based at our intelligent greenhouse facilities. The advanced equipment and soil-free techniques in such facilities simulate the natural environment in different areas and control selected factors. As a result, 60%-70% of TechTeam’s experimental work can be done in the greenhouse, thereby speeding up product development cycles, and cutting costs without sacrificing accuracy of results. Moreover, the agricultural products grown in the greenhouse facility are sold to high end supermarkets and airline companies, making our research and development activities a profit center. During the fiscal year ended June 30, 2007, we generated revenue of $2 million from our research and development base (i.e. from the sale of Jintai’s agricultural products) and we anticipate that this source of revenue can grow in the future. For more information on our research and development activities, please refer to “Research and Development; Growth Strategy” of this Prospectus. We believe that our greenhouse facility is in the leading position among our competitors including larger competitors; however, our larger competitors may have better understanding in certain local markets where they have developed over the years and have specifically formulated fertilizers for local plant, soil and climate conditions. We are trying to diversify our fertilizers to benefit a wider range of plants.

3. Well known brand

As a result of TechTeam’s high quality products, strong research and development force, a nation—wide sales network and effective marketing efforts, our Jinong and other four brands are enjoying higher market exposure and bigger market share. TechTeam believes that its customers’ purchasing decisions are often based on strong brand recognition. We are well recognized by end users in our specialty humic acid fertilizers; however, certain large international fertilizer producers and traders who import fertilizers to China, such as Cuikang of Cuikang (Hong Kong) Co., Ltd., a distributor for a British fertilizer company, Yara Phosyn Ltd, PRC have strong brand recognition and domestic customers generally perceive the quality of the imported products as higher or more stable than fertilizers currently produced in China.

4. Automated Production Line and Process

All of our major production procedures are controlled by a centralized computer system with access rights management, and our 47,000 square meter production facility’s production line is fully automated. Our automated systems ensure that content in each product is measured exactly according to its recipe by linking the computer server with the electronic weights on each of the material input bins. In addition, spectral analysis is used to accurately check the composition of materials. Management believes that our automated production line is one of the few advanced lines in our industry. We are applying for patent protection for our proprietary production line. Our large competitors may have production lines with larger production capacity than ours. Our existing production capacity may not match the market demand in peak season and we are constructing a new production line with an annual capacity of 40,000 metric tons to expand our production capacity.

5. After Sales Services

We have contracted with more than 100 local sales people to do on-site marketing for our products. The sales personnel speak local dialects and are familiar with local farmers’ needs. We have one district manager responsible for all the marketing personnel and services in each region. We believe our strong on-site marketing team with emphasis on after-sale services separates us from our competitors, including larger competitors.

Please refer to our description under “Competition – Agricultural Products” for analysis for competitive position for our agricultural products.

Intellectual Property

Xi’an Techteam Science and Technology Industry (Group) Co., Ltd. (the “Group Company”), a company in which Mr. Tao Li has a controlling interest, is the registered owner of the following trademark. The application for the transfer of the registered owner from the Group Company to Techteam was submitted to the PRC Trademark Office on October 15, 2007. During the interim period from the date of the transfer application through the date the transfer is effective, pursuant to a Trademark License Agreement by and between the Group Company and Techteam dated December 19, 2007, Techteam received an irrevocable, royalty free, exclusive license on the trademark.

Jinong (“Farmers’ Helper”)	Registration number: No. 1357523

The following three trademarks are held under the name of Techteam’s predecessor, Yanglin Techteam Jinong Humic Acid Product Co., Ltd. (“Yanglin”). Yanglin and Techteam have applied with the PRC State Trademark Offices for the update of registered owner’s information to reflect Techteam’s company name and address.

Libangnong (“Farmer’s Mighty Helper”)	Registration number: No.1503
Zhimeizi (“Make Plants Grow with Luster”)	Registration number: No. 1504
Lepushi (“Make Farming Pleasant”)	Registration number: No. 1428

Techteam has also applied for two patents: one for a fertilizer formulation and one for our proprietary production line and manufacturing processes.

In addition to trademark and patent protection law in China, we also rely on contractual confidentiality provisions to protect our intellectual property rights and brand. Our research and development personnel and executive officers are subject to confidentiality agreements to keep our proprietary information confidential. In addition, they are subject to a covenant not to compete following the termination of employment with our Company and they agree that any work product belongs to our Company. We also take the further steps of limiting the number of people involved in production and, instead of making available lists of ingredients in fertilizers to production employees, we refer to them by numbers.

Employees

TechTeam has 123 full-time employees. Of that amount, 27 are in administration, finance and research and development, 11 in production and 85 in marketing and sales. Jintai has 40 full-time employees, among whom 15 are in research and development, 7 in management and administration and 18 in technology and marketing. Jintai also has approximately an average of 80 temporary employees per year.

Research and Development; Growth Strategy

In January 2007, we invested approximately $10 million to purchase and construct an advanced intelligent greenhouse to serve as our research and development base. We believe it has quickly become one of the leading green fertilizer research facilities in China. Flowers, fruits and vegetables that are grown for experimental testing of TechTeam’s humic acid organic liquid compound fertilizers in the greenhouses are of high quality and value and are sold to local supermarkets and airline companies. We sold approximately $1,853,717 of these products during the fiscal 2007 (i.e. approximately 6 months from January 2007, the month of commencement of operations through June 30, 2007, the fiscal year end) and $2,614,841 in the six months ended December 31, 2007. We believe these sales, which make our research and development facility a profit center, provide us with a significant strategic advantage.

Our research and development center covers approximately 137,000 square meters, and consists of six intelligent greenhouses, made by ACM-China Greenhouse Engineering (Shanghai) Co., Ltd., the China branch of the Spanish manufacturer of greenhouse facilities. In addition, the facility is equipped with an advanced drip irrigation system supplied by Eldar-Shany Technology Co., Ltd. of Israel. We also have water purification equipment supplied by Beijing Nuobaijing Science & Technology Development Co., Ltd., a professional supplier of water purification facilities, which allow us to perform tests with different pH levels of water.

We have seven technicians running and overseeing the research and development center. We also cooperate with the Shanghai Academy of Agricultural Science and contract with experts in the humic acid fertilizer industry as technical consultants to provide support for our research and development, quality inspection and staff training.

The Company’s current research and development facilities are separated into two parts. In one part, design and analysis is performed. At the second part, testing is conducted. The locations are about a 60 minute drive apart. We plan to further enhance our research and development capabilities by using part of the capital raised in the Private Placement to construct and equip an improved facility on the same grounds as our greenhouses.

New Product Development Process

Quickly developing new products and reducing the product development cycles are the principal purposes of our research and development facilities. There are eight distinct phases in our fertilizer products development cycle:

1.  Market Research: Front line staff continually collects new field data relating to changes in market demand such as new product market size, price sensitivity and competition.

2.  Feasibility Study Report: A team of five staff members correlate the data from across China and compile a written feasibility study report on the basis of the information collected detailing the product, expected market size, pricing, segmentation, competition.

3.  Research and Development Budget: A budget is calculated for the potential revenue and cost of developing the new product.

4.  Research and Development Approval: The budget report is presented for the CEO’s approval.

5.  Laboratory Sample and Test: Samples are made and tested in the laboratory using advanced spectral analysis equipment.

6.  Field Experiments: Field experiments are carried out, usually in the greenhouse.

7.  Trial Sales.

8.  Mass Production.

New Products

With our strong and advanced research and development, we have developed more than 106 products and continue to develop new products.

During the first two quarters of fiscal 2008, the following five new products were developed, which contributed $818,300 to the increase of our sales revenue for that period:

1.  Guokangmei Green Nutriment Fertilizer: Supply nutrients to serve as shatter-proof and enhancing the fruit swell and sugar content.

2.  Jinong Zhuangshi: Balances the nutrients, stimulates the activity of plant enzymes and improves the quality and accelerates the growth of plants. Compared to Zhuangshi, developed in fiscal year 2007, Jinong Zhuangshi has strong potential in a large number of elements, trace elements and humic acid on the basis of adding two types of plant growth regulators, and it has a quicker potential effect.

3.  Libangnong Humic Acid Potassium Fertilizer (Broad Spectrum Type): Supply potassium for the plants to improve the quality, and increase the vitamin and sugar content. It is more advanced than Libangnong Potassium fertilizer in the previous year, because the newer product mostly maintains a neutral PH value, which enables a better function when it’s combined with other pesticides.

4.  Zhimeizi Organic Liquid Compound Fertilizer: Meet the overall needs of plants for nitrogen, phosphor, and potassium efficiently, effectively and lastingly. Compared to Zhimeizi of previous year, the newly developed product contains a higher proportion of HA and organic contents, which are more than 40 g/L.

5.  Yichongwang No.1: Used by irrigated to the soil to stimulate seed germination and viability, and root respiration and formation.

During the 2007 fiscal year, we developed a total of eight new products as follows, the sales of which resulted in $2, 018,263 in revenues:

1.	Zhuangshi fertilizer: it has the ability to quickly add necessary minerals to increase crop photosynthetic efficiency, and to improve crop yields.

2.
Zinc fertilizer: the main contents of Zinc fertilizer are zinc with additional elements of iron, copper, manganese, boron, molybdenum. The zinc content is up to 95 g /l, and the total microelement contents are over 100 gram per liter. Crops can be effectively protected from the diseases due to zinc element deficiency, as well as other physiological diseases of crops.

3.	Libangnong Potassium fertilizer: it has the ability to effectively combat crop physiological diseases.

4.	Sticky-Fertilization fertilizer: it has the ability to effectively complement a large number of microelements required for crop nurturing.

5.
Zhimeizi: it carries a large number of microelements for the crops, increasing crop photosynthetic efficiency and improving crop yields. Its contents of organic matter and humic acid are about 30 gram per liter.

6.
Jinong High Calcium fertilizer: its calcium content is up to 100 gram per liter, and the nitrogen content is up to 60 gram per liter, and it is a calcium-based humic acid chelate fertilizer with the function of effectively preventing crop from plight-triggered calciprivia pox disease, water heart disease and umbilical water rot diseases, etc. It also assists on raising the quality of crops.

7.	Mianhua Kongwang: it is used to control the overgrowth of cotton by shortening the plant’s height to increase the cotton output.

8.	Yumi Kongwang: (AiLe): it is used to control the overgrowth of corn crops and by shortening the plant’s height to increase the corn output.

In addition to developing new humic acid organic fertilizer products, we are carrying out some projects to develop derivatives from humic acid; examples are humic acid liquid film mulch and humic acid sodium fodder additives. Also, some soil-less seeding and breeding of colored-leaf plants, rare-flowers and new species of fruits and vegetables are in the research stages.

Manufacturing Process

Our production procedure is scientifically designed and its automated production line and strict quality control system ensures consistent high quality. Our fully-automated production line is run by a central control system and only needs the input of control technicians. The machinery and vats for the line have been supplied by a local medical machinery manufacturer and the automated control systems were developed by us. Our access rights management system ensures that our proprietary ingredient mixes are protected at all times. Also, by linking the computer server with the electronic weights on each of the material input bins, the exact quantity of each element is delivered every time, thus maintaining quality and reducing waste.

The production facility is housed in a 47,000 sq. meter building. This facility contains a total of 21 vats, 9 of which have a volume of 8 metric tons (1,000 kg), 2 with a volume of 12 metric tons, 8 with volume of 2 metric tons and 2 with volume of 1 metric ton. Eleven employees are dedicated to production.

Inventory

Our efficient production methods allow for low inventory levels, which are typically less than one week’s finished stock, with the majority of orders being shipped directly to the client after production. We typically carry an inventory of six months of weathered coal.

Government Regulation

Our products and services are subject to regulation by governmental agencies in the PRC and Shaanxi Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include:

Operating license

Our operating license enables us to undertake research and development, production, sales and services of humic acid liquid fertilizer, sales of pesticides, and export and import of products, technology and equipment. The registration No. is 6100001020488, and it is valid between March 7, 2006 and March 6, 2010. Once the term has expired, the license is renewable.

Fertilizer Registration

Fertilizer registration is required for the production of liquid fertilizer and issued by the Ministry of Agriculture of the PRC. The registration numbers are: Agriculture Fertilizer No. 467 (2004) No.1053, (2004) No.1054, (2004) No. 1427, and (2004) No.1428.

PROPERTIES

Principal Office and Manufacturing Facilities

Our principal executive offices are located at 3rd floor, Borough A, Block A. No. 181, South Taibai Road, Xi’an, Shaanxi province, PRC, 710065, and the telephone number is 011-86-29-88266368. The office space is approximately 800 square meters in area.

We also own a factory in Yang Ling Agriculture High-tech Demonstration Zone, situated in No. 6 Guhua 5 Road, Yangling Xi’an, Shaanxi province, PRC, 712100. The factory occupies an aggregate of approximately 47,081 square meters of land and contains our production lines, office buildings, warehouses and research laboratories. The office buildings of 340 square meters were leased from the Group Company, which is controlled by Mr. Li, our Chairman, President and CEO, for a five-year term from July 1, 2007 at an annual rent of $4,091. The production lines have a capacity of 10,000 tons of fertilizer per annum. As we plan to expand our production capacity, we are constructing a new 40,000 ton capacity production line by using approximately $13,797,000 from the Private Placement. We anticipate that our new production lines can commence trial production at the beginning of 2009.

TechTeam’s wholly owned subsidiary, Xi’an Jintai Agriculture Technology Development Company, is located in Caotan Modern Agriculture Development Zone in the northern suburb area of Xi’an. The Company has nine intelligent greenhouses and six affiliated buildings, occupying a total area of approximately 137,000 square meters. We plan to construct more research and development facilities by using $1,031,742 from our Private Placement in 2007. There is a mortgage on the Jintai buildings in the amount of $2,056,316 as of December 31, 2007 with Xi’an City Commercial Bank in China.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We own the land use rights for the land on which our manufacturing facility is situated, which have a term of 50 years from 2001. There is a mortgage on the land use right in the amount of $2,056,316 as of December 31, 2007 with Xi’an City Commercial Bank in China. We lease the 137,000 square meters of land used for our research and development facility from Xi’an Jinong Hi-tech Agriculture Demonstration Zone for 10 years from January 2008 with an annual rent of approximately $13,690.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us, Green New Jersey, TechTeam or Jintai, nor are we involved as a plaintiff in any material proceeding or pending litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Company’s Directors and Executive Officers

Each of our current executive officers and each of our directors, except for Mr. Barry Raeburn, is a resident of the PRC. As a result, it may be difficult for investors to affect service of process within the United States upon them or to enforce court judgments obtained against them in the United States courts.

Directors and Executive Officers	Position/Title	Age

Tao Li	Chairman, Chief Executive Officer and President	42

Huan Chen	Director and Chief Financial Officer	33

Lianfu Liu	Director	69
	Chairman of Nominating Committee
	Audit Committee Member
	Compensation Committee Member

Barry Raeburn	Director	36
	Chairman of Compensation Committee
	Audit Committee Member
	Compensation Committee Member

Yizhao Zhang	Director	37
	Chairman of Audit Committee
	Compensation Committee Member
	Nominating Committee Member

Messrs Barry Raeburn and Yizhao Zhang were appointed by our board on March 27, 2008. Like Mr. Lianfu Liu, they are independent directors as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). Therefore the Company has a majority of independent directors on its board. As a result, the $2 million Board Holdback Escrow has been released to the Company on April 7, 2008. On April 21, 2008, Mr. Yu Hao resigned from his position as the Chief Financial Officer of the Company; on the same day, our board appointed Mr. Huan Chen as the Chief Financial Officer, effective April 23, 2008. By having Mr. Huan Chen serve as the CFO position, the Company received the $2 million CFO Holdback Escrow on April 29, 2008.

At the board meeting held on May 27, 2008 and the initial committee meetings held on June 17, 2008, the board resolved to establish three committees, namely, the Audit committee, the Compensation Committee and the Nominating Committee, each of which is comprised of three independent directors: Messrs Yizhao Zhang, Barry Raeburn and Lianfu Liu. Mr. Zhang was elected as the Audit Committee Chairman, Mr. Raeburn was elected as the Compensation Committee Chairman and Mr. Liu was elected as the Nominating Committee Chairman.

The following sets forth biographical information regarding the above Officers and Directors.

Tao Li, Chairman of the Board of Directors, Chief Executive Officer and President. Mr. Li has served as the President and CEO of TechTeam since 2000. Mr. Li established Xi’an TechTeam Industry (Group) Co., Ltd. in 1996 and established TechTeam in 2000. He graduated from Northwest Polytechnic University and obtained his Master’s degree in heat and metal treatment. Mr. Li is the current Vice Chairman of the China Green Food Association. Previously, he has held positions at the World Bank Loan Office of China Education Commission, National Key Laboratory for Low Temperature Technology, and Northwest Polytechnic University. Mr. Li is active in Shaanxi Province business and trade organizations including as a member of the CPPCC Shaanxi Committee, the Shaanxi Provincial Decision-Making Consultation Committee, Vice Chairman of the Shaanxi Provincial Federation of Industry and Commerce, Vice President of the Shaanxi Overseas Friendship Association, Vice Chairman of the Shaanxi Provincial Credit Association, Vice Chairman of the Shaanxi Provincial Youth Entrepreneurs Association, Vice Chairman of the Xi’an Municipal Federation of Industry and Commerce and Vice Chairman of the Xi’an Municipal Youth Entrepreneurs Association.

Yu Hao, Director. Mr. Hao has served as its Director of Finance at TechTeam since 2002. Prior to that, he was a financial manager for Shaanxi Fengxiang Automobile Repair Plant, and Shaanxi Baoji Xinsanwei Import & Export Trading Co., Ltd. Mr. Hao holds a degree in Accounting from Northwest Institute of Light Industry.

Lianfu Liu, Director, Chairman of Nominating Committee, Audit Committee Member and Compensation Committee Member. Mr. Liu has served as the Chairman of the China Green Food Association since 1998. From 1992 to 1998, Mr. Liu was a Director and Senior Engineer for the China Green Food Development Center. Prior to that, Mr. Liu was a Vice Director of the PRC Ministry of Agriculture. Mr. Li graduated from Beijing Forestry University and studied soil conservation.

Barry L. Raeburn, Director, Chairman of Compensation Committee, Audit Committee Member and Nominating Committee Member. Mr. Raeburn has been Chief Financial Officer and Chief Operating Officer of LS2, Inc., a government services contractor based in Reston, VA since November 2007. From September 2005 to October 2007, Mr. Raeburn was Executive Vice President of Finance and Corporate Development for Harbin Electric, a developer and manufacturer of customized linear motors and other special electric motors based in China. During his tenure at Harbin Electric as Head of U.S Operations, he led the company in their successful upgrade listing to the NASDAQ Stock Exchange, assisted in various M&A evaluations, and provided key leadership in the areas of finance, accounting, investor and public relations, SEC compliance, corporate governance, and administration. Mr. Raeburn has extensive experience in global public equity markets. From to April 2003 to September 2005, Mr. Raeburn worked as a specialty technology analyst an investment bank covering early stage companies within multiple industries. Mr. Raeburn spent the prior 6 years at a multi-billion dollar investment advisory firm as a financial analyst responsible for developing various quantitative ranking models and analyzing equity investments. His previous experience also includes forecasting and analysis of major macro economic activity. Mr. Raeburn graduated in 1996 with his BBA degree in Finance and Risk Management from Temple University. Mr. Raeburn has been a director of Fushi Copperweld, Inc. since June 15, 2007 (NASDAQ: FSIN).

Yizhao Zhang, Director, Chairman of Audit Committee, Compensation Committee Member and Nominating Committee Member. Mr. Zhang is the Chief Financial Officer of Shengtai Pharmaceutical Inc. (OTC BB: SGTI) since May 2007. Mr. Zhang has over 12 years of experience in corporate finance, accounting, financial advisory and portfolio investment. From March 2005 to May 2007, Mr. Zhang consecutively held senior positions in Chinawe Asset Management Corporation (OTC BB: CHWE) and China Natural Resources Incorporation (NASDAQ CM: CHNR). From early 2004 to January 2005 he was a financial consultant in Hendrickson Asset Management LLC. Previously from 1993 to 1999 Mr. Zhang was employed by Guangdong South Financial Services Corporation in portfolio management and asset trading. He is a certified public accountant of Delaware, and a member of American Institute of Certified Accountants (AICPA). Mr. Zhang received a Bachelor degree in Economics from Fudan University, Shanghai in 1992 and obtained an MBA degree with Financial Analysis and Accounting concentrations from the State University of New York at Buffalo in 2003.

Mr. Huan Chen, Chief Financial Officer. Mr. Chen worked as the chief financial officer of Vtion Wireless Technology AG, a wireless products developer and distributor in China, since October 2007. Mr. Chen supervised its accounting and financing divisions and contributed substantially to the company’s overseas listing process. During the period from December 2006 to October 2007, Mr. Chen assisted and worked with the CEO and COO on accounting and finance and investor communications at Vesta China, the China branch of a US-based wireless online services company. Mr. Chen also worked as a financial controller at Bokee.com from October 2005 to November 2006 and as a manager at IFM Consulting from September 2004 to October 2005, where he was involved in a Sarbanes Oxley 404 project for a NASDAQ listed IT company. Prior to that, Mr. Chen was employed by Ernst and Young/Arthur Andersen’s Beijing Office as a staff/senior auditor from September 1999 until February 2003. Mr. Chen is currently a Level III Chartered Financial Analyst (CFA) candidate, a member of the Association of Chartered Certified Accountants (ACCA) of the UK and a member of the China Institute of Certified Public Accountants (CICPA). In 2004, Mr. Chen graduated from the University of Sydney with the Master’s in Commerce degree in finance and he received a Bachelor of Economics in accounting from Zhongnan University of Finance and Economics in 1997.

Directors and Executive Officers of TechTeam

TechTeam’s current executive officers and Directors are as follows:

Directors and Executive Officers	Position/Title	Age
Tao Li	Director and Chief Executive Officer and President	42
Xianglan Li	General Engineer	68
Yumin Liu	Technical Director	69
Yu Hao	Financial Manager	41
Feng Wang	Sales Director	31
XiuPing Ren	Director	32
HaiHong Xu	Director	34
WanJiao Wang	Director	27
Xue Tao Chen	Director	37

Xianglan Li, General Engineer. Professor Li has served as general engineer at TechTeam since 2000. Professor Li graduated from Northwest A&F University and is an expert in Chinese soil organic content.

Yumin Liu, Technical Director. Professor Liu has served as Technical Director at TechTeam since 2000. Professor Liu graduated from Northwest A&F University and is a well-known expert in Agriculture, Geography and Soil & Water Conservation.

Wang Feng, Sales Director. Mr. Wang is the Director of Sales at TechTeam and has been with us since August 2002. Mr. Wang previously was our sales manager in the Guangdong and Gansu areas.

Xiuping Ren, Director. Mr. Ren is the Deputy Director of the Group Office of TechTeam and has been with us since 2004. From 1999 to 2004 Mr. Ren held positions as Director of Human Resources and Director of Market Planning of Xi’an Minsheng Group.

Haihong Xu, Director. Mr. Xu has served as the Director of the Administrative Group of TechTeam since 2007. He previously held positions with Xi'an Techteam Engineering & Industry (Group) Co., Ltd., Shaanxi Tongli Information Technology Co., Ltd and Xi'an Minsheng Group.

Wanjiao Wang, Director. Ms. Wang has served as the Director of the Administrative Group of TechTeam since 2006. She previously held the position of Deputy Director of the Administration Office at Yangling Jinong Humic Acid Product Co., Ltd.

Xuetao Chen, Director. Mr. Chen has served as the General Manger of Shaanxi Tongli Computer System Co., Ltd since 2002. He previously held a position as Vice General Manger at Xi'an Yuansheng Investment Co., Ltd.

There are no family relationships among our directors or executive officers. To our knowledge, none of our directors and executive officers (including the directors and executive officers of our subsidiaries) has been involved in any of the following proceeding during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee

Our board of directors established an Audit Committee on May 28, 2008 and appointed Messrs. Yizhao Zhang, Barry Raeburn and Lianfu Liu. Mr. Yizhao Zhang was appointed as the Chairman of the Audit Committee. Each of our audit committee members is determined by our Board of Directors to be “independent” under the Rules of NASDAQ, Marketplace Rule 4200(a)(15) and under Section 803 of the Company Guide of American Stock Exchange.

EXECUTIVE COMPENSATION

The following table sets forth information concerning cash and non-cash compensation paid by TechTeam to its Chief Executive Officer, former Chief Financial Officer for each of the two fiscal years ended June 30, 2007 and June 30, 2006 based on their employment agreements. No executive officer of the Company, Green New Jersey or TechTeam received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Non-Equity Incentive Plan Compensation (S)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tao Li CEO and President (PEO and Director)	06/30/2006	$4863	-	-	-	-	$2763	$7627
	06/30/2007	$4863	-	-	-	-	$2963	$7627
Yu Hao Former CFO (Former PFO and Director)	06/30/2006	$6,806	-	-	-	-	$939	$7,745
	06/30/2007	$8012	-	-	-	-	$986	$8,998

Effective April 23, 2008, Mr. Huan Chen was appointed as the Company’s Chief Financial Officer and will receive the following compensation:

1.	An annual salary of $150,000;

2.	Options to purchase 40,000 shares - see details under “Outstanding Equity Awards at Fiscal Year End” below.

3.	Car service for daily commutation and business purposes.

Outstanding Equity Awards at Fiscal Year-End. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table above during the fiscal year ended June 30, 2007.

On January 31, 2008, we granted 30,000 stock options to our then CFO, Mr. Yu Hao with a term of three years with an exercise price of $3.25. The Company granted option to Mr. Hao along with other management members as an award for their continuous services to the Company. Mr. Yu Hao continues to serve as the CFO of Techteam, our subsidiary.

On April 23, 2008, we granted 40,000 stock options to our current CFO to purchase 40,000 shares of the common stock of the Company, exercisable at $6.00 per share with 12,000 options vesting on June 29, 2008 and 28,000 options vesting on July 1, 2009, for an exercise term of two years. If his employment is terminated prior to the vesting date, any unvested options will be terminated.

The following table provides information on all restricted stock and stock option awards held by our named executive officer as of the date of this prospectus.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Yu Hao Former CFO (PFO), current CFO of our Subsidiary	30,000	—	0	3.25	01/29/2011	—	—	—	—

Huan Chen CFO(PFO)	—	12,000	0	6.00	—	12,000	—	—	—
	—	28,000	0	6.00	—	28,000	—	—	—

Employment Agreements

Tao Li. Pursuant to an employment agreement between Techteam and Mr. Tao Li dated January 16, 2008, Tao Li is employed by Techteam as its Chairman of the Board and Chief Executive Officer for a term of five years, automatically be renewed at the end of the term on the same term and conditions for additional five-year periods unless the Company or Employee gives the other party written notice indicating otherwise at least 60 days prior to the renewal date. The agreement is terminable immediately or with a 30 day prior notice under certain circumstances listed under Section 5 therein. Mr. Li’s salary is RMB60,000 (approximately $8,508) annually under the new employment agreement. Mr. Li’s previous employment agreement dated March 22, 2007 was superseded by the new employment agreement.

Yu Hao. Pursuant to an employment agreement between Techteam and Mr. Yu Hao dated October 15, 2004 for a term of two years to October 14, 2006 and the one dated October 15, 2006 for a term of two years to October 14, 2008, Mr. Yu Hao is employed by Techteam as its Chief Financial Officer for a base salary of RMB 48,000 (approximately $6,806) per annum, adjustable pursuant to his performance. The agreement is terminable by either party with 30 day prior written notice. On October 18 2007, Mr. Hao’s base salary was increased to RMB60,000 (approximately $8,508) per annum with other allowance (for transportation and communication) of RMB6954 ( approximately $986).

Huan Chen. Pursuant to an employment agreement between the Company and Mr. Huan Chen, Mr. Chen is to serve in the Company’s CFO position for a three-year term and will receive the compensation as described above. His employment can be terminated by either party by a written notice 30 days in advance.

Director Compensation

No compensation was paid to our directors in the fiscal year ended June 30, 2007.
Our newly appointed independent directors are compensated as follows:

1. Annual compensation of $15,000;

2. $500 per full Board of Directors meeting attended and $250 per full Committee meeting attended in person (if he is to serve on any Committee the Board is to form soon), for Mr. Barry Raeburn;

3. Options at an exercise price of $6.00 as following:

a) 25,000 options to Mr. Barry Raeburn with 7,500 options to be vested on June 29, 2008 and 17,500 options to be vested on July 1, 2009;

b) 10,000 options to Yizhao Zhang with 3,000 options to be vested on June 29, 2008 and 7,000 options to be vested on July 1, 2009.

The new directors will also be reimbursed for all of their out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which they serve.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” below and (iv) all executive officers and directors as a group.

As of the date of this prospectus, an aggregate of 18,314,017 shares of our common stock were outstanding.

Title of Class	Name and Address of Beneficial Owners (1) (2)	Amount and Nature of Beneficial Ownership		Percent of Class (3)

	Greater Than 5% Shareholders
Common Stock	Yinshing David To	6,974,055	(4)	38.0%
Common Stock	Tao Li	3,267,838	(5)	17.8%

	Directors and Executive Officers
Common Stock	Tao Li President, CEO and Chairman of the Board	See the above.		See the above.
Common Stock	Yu Hao CFO of subsidiary, Techteam	30,000	(6)	0.2%
Common Stock	Huan Chen CFO	12,000	(7)	0.1%
Common Stock	Lianfu Liu Director	0		0%
Common Stock	Barry Raeburn Director	7,500	(8)	0.04%
Common Stock	Yizhao Zhang Director	3,000	(8)	0.02%
	All executive officers and directors as a group	3,320,388		18.1%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)
Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., at 3rd Floor, Borough A, Block A. No.181, South Taibai Road, Xian, Shaanxi Province, People’s Republic of China 710065.

(3)
In determining the percent of common stock owned by the beneficial owners, (a) the numerator is the number of shares of common stock beneficially owned by such owner, including shares the beneficial ownership of which may be acquired, within 60 days upon the exercise of the options, if any, held by the owner; and (b) the denominator is the sum of (i) the total 18,314,017 shares of common stock outstanding as of the date of this prospectus, and (ii) the aggregate of 52,500 shares underlying the options, which the directors and officers have the right to acquire upon the exercise of the options within 60 days.

(4)
Among the 6,974,055 shares of the common stock: (i) 3,267,840 shares of Common Stock are Earn In Shares pursuant to an agreement between Mr. Li and Mr. To as more fully described under footnote (5) below. Mr. Li has earned 3,267,838 shares as a result of satisfying the first condition set forth in the table listed below in footnote (5) leaving 3,267,840 shares to be earned; (ii) 3,156,808 shares of common stock are placed in an escrow account pursuant to the Make Good Escrow Agreement by and among the Company, Mr. To, the Investors and the escrow agent named therein. In the event that the Company does not achieve not less than $12,000,000 for after tax net income and $0.609 for earnings per share for our fiscal year ending June 30, 2009, respectively (the “2009 Targets”), the 3,156,808 shares of common stock will be conveyed to the Investors for no additional consideration. In the event that the Company meets the 2009 Targets, the 3,156,808 shares will be transferred to Mr. Li because Mr. Li is the main management member of the Company; and (iii) Mr. To is the beneficial owner 549,409 shares of common stock.

(5)
Pursuant to the Call Option Agreement entered into between our Chairman, President and Chief Executive Officer, Tao Li, and Yinshing David To, Mr. Li has the opportunity to acquire up to 6,535,676 shares of our common stock (the “Earn In Shares”), from Mr. To, upon the occurrence of the conditions described below. On March 26, 2008, Mr. Li satisfied the first condition as set forth below by entry into a new binding employment agreement and exercised the option for 3,267,838 shares of Common Stock, among which 897,387 shares were gifted to Hua Zhang, Mr. Li’s wife and 897,387 shares were gifted to Zhuoyu Li, Mr. Li’s son.

Condition	Number of Mr. To's Shares which may be acquired
Entry by Mr. Li and TechTeam into a new binding employment agreement for a term of not less than five years for Mr. Li to serve as TechTeam's Chief Executive Officer and Chairman of its Board of Directors.(Satisfied as of March 26, 2008)
3,267,838 (Acquired by Mr. Li as of March 26, 2008)

The U.S. Securities and Exchange Commission declaring a registration statement filed by the Company under the Securities Act of 1933 effective, or, investors who purchased common stock from the Company pursuant to the Securities Purchase Agreement dated as of December 24, 2007 being able to sell their common stock under Rule 144, as then effective under the U.S. Securities Act of 1933, as amended.	1,089,279

TechTeam achieving not less than $7,000,000 in pre tax profits, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ending June 30, 2008.	1,089,279

TechTeam achieving not less than $4,000,000 in pre tax profits, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the six months ended December 31, 2008.	1,089,280

The purposes of the arrangement between Mr. Li and Mr. To are: (i) to incentivize Mr. Li in connection with TechTeam’s business and (ii) to comply with PRC laws and rules which regulate the acquisition of PRC companies by non-PRC entities.

Mr. Li and Mr. To have also entered into a voting trust agreement, pursuant to which Mr. Li has the right to vote the Earn In Shares on all matters.

(6)	On January 31, 2008, we granted 30,000 shares of stock options to our former CFO, Mr. Yu Hao, immediately exercisable in full, with an exercise price of $3.25 for a term of three years.

(7)
On April 23, 2008, we granted 40,000 stock options to our current CFO to purchase 40,000 shares of the common stock of the Company, exercisable at $6.00 per share with 12,000 options vesting on June 29, 2008 and 28,000 options vesting on July 1, 2009, for an exercise term of two years. If his employment is terminated prior to the vesting date, any unvested options will be terminated.

(8)
Barry Raeburn and Yizhao Zhang have each been granted 25,000 options and 10,000 options on April 8, 2008, 7,500 options for Mr. Raeburn and 3,000 shares are vested and exercisable on June 29, 2008, the earliest vesting dates, which are within the 60 day period from the date of this prospectus and therefore we counted them here for the beneficial ownership purpose pursuant to Rule 13d-3 under the Exchange Act. The balance of the options is to be vested on July 1, 2009, which are beyond the 60 day period and therefore we do not include them into the table.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

During the fiscal years ended June 30, 2006 and June 30, 2007, the former shareholders of TechTeam advanced a total of $666,618 to TechTeam as unsecured, non-interest bearing loans which are due on demand. The loan was fully paid off as of December 31, 2007.

Techteam’s office buildings of 340 square meters were leased from Xi’an Techteam Science and Technology Industry (Group) Co., Ltd. (the “Group Company”), which is controlled by Mr. Li, our Chairman, President and CEO, for a five-year term from July 1, 2007 at an annual rent of $4,091.

Techteam’s former shareholders, namely, Xi’an Yuansheng Guarantee & Investment Co., Ltd., wholly owned by Mr. Tao Li (owned 66% of Techteam), Mr. Xuetao Chen (owned 17.5% of Techteam) and Ms. Wanjiao Wang (owned 16.5% of Techteam) are related to the Company because Mr. Tao Li is President and Chief Executive Officer of the Company, Mr. Xuetao Chen and Ms. Wanjiao Wang are directors of Techteam. They did not receive any consideration in exchange for their shares and only Mr. Li received the opportunity to acquire shares under the Call Option Agreement. As we described elsewhere in this prospectus, on August 24, 2007, Green New Jersey purchased 100% of the capital stock of Techteam from Techteam’s shareholders for Techteam Purchase Price (approximately $4.09 million) and obtained effective control of Techteam. On January 2, 2008, Techteam received the Techteam Purchase Price paid by Green New Jersey to Techteam’s former shareholders, who caused such payment to be delivered to Techteam for use as working capital pursuant to a Securities Purchase Agreement by and among the Company and the Investors in connection with the Private Placement.

Issuance of Common Stock to Former Majority Shareholder

On December 26, 2007, we acquired 100% capital stock of Green New Jersey, through a share exchange in which we issued 10,770,668 shares of our common stock to Green New Jersey’s shareholders in exchange for 100% of Green New Jersey’s shares of common stock (the “Share Exchange”). Immediately prior to the Share Exchange, we redeemed 246,148 shares of common stock held by Michael Friess and Sanford Schwartz (the “Redemption”) for $550,000 and issued 111,386 new shares of common stock to Michael Friess and Sanford Schwartz.

Procedures for Approval of Related Party Transactions

Our policy is that our board of directors is charged with reviewing and approving all potential related party transactions.   All such related party transactions are then required to be reported under applicable SEC rules. Otherwise, we have not adopted procedures for review of, or standards for approval of, these transactions, but instead review such transactions on a case-by-case basis.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock.

Our authorized capital stock consists of: (i) 115,197,165 shares of common stock, par value $0.001 per share, of which there are 18,314,017 shares issued and outstanding as of the date of this prospectus; and (ii) 20,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

The following is a summary of the material terms of our capital stock. This summary is subject to and is qualified in its entirety by the Company’s Articles of Incorporation, By-laws and the applicable provisions of Nevada law.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. According to our charter documents, holders of our common stock do not have preemptive rights, and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of common stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

The preferred stock may be issued from time to in one or more series, each series having such voting, dividend and other rights and preferences as the Company’s board of directors establish in the resolutions providing for their issuance. All shares of preferred stock in any one series shall be identical with each other in all respects.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc., located in Denver, Colorado. Their mailing address is 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209. Their phone number is 303-282-4800 and fax number is 303-282-5800.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On January 28, 2008, our Board of Directors approved the termination of Schumacher & Associates, Inc. (“Schumacher”) as our independent certified public accounting firm.

Concurrent with this action, our Board of Directors appointed Kabani & Company, Inc. (“Kabani”) as our new independent certified public accounting firm. Kabani is located at 6033 West Century Blvd., Suite 810, Los Angeles, CA 90045, and has been auditing the financial statements of Green New Jersey and its wholly owned subsidiary Techteam. Accordingly, management elected to continue this existing relationship with Kabani and engage it as the Company’s independent auditors.

Our financial statements for the years ended June 30, 2007 and 2006 were audited by Schumacher. Schumacher’s reports on our financial statements for the two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except for the addition of an explanatory paragraph regarding the Company’s ability to continue as a going concern.

During the years ended June 30, 2007 and 2006, the interim period ended September 30, 2007, and through the date of the discontinuance of Schumacher’s engagement as the Company’s independent accountant, there were no disagreements with Schumacher on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Schumacher, would have caused it to make reference to the subject matter of the disagreement in its report on our financial statements for such periods.

During the fiscal years ended June 30, 2007 and 2006, the interim period ended September 30,2007, and through the date of the discontinuance of Schumacher’s engagement, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the Commission.

The Company has provided Schumacher with a copy of this registration statement prior to its filing with the Commission and requested them to furnish a letter addressed to the SEC stating whether it agrees with the statements made above. A copy of such letter from Schumacher to the Commission dated January 28, 2008 was attached as Exhibit 16.1 to the Current Report on Form 8-K the Company filed with the Commission on February 1, 2008.

During the period the Company engaged Schumacher, neither the Company nor anyone on the Company's behalf consulted with Kabani regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

LEGAL MATTERS

Our counsel, Guzov Ofsink, LLC, located at 600 Madison Avenue, 14th Floor, New York, New York 10022, is passing upon the validity of the issuance of the common stock that we are offering under this prospectus.

EXPERTS

Kabani & Company, Inc., independent public accountants located at 6033 West Century Blvd., Suite 810, Los Angeles, CA 90045, have audited the combined financial statements of China Green Agriculture, Inc. and its predecessors included in this registration statement, to the extent and for the periods set forth in their audit report. We have relied upon such report, given upon the authority of such firm as expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”), located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on form 10-QSB, Annual Reports on Form 10-KSB, and other reports, statements and information as required under the Securities Exchange Act of 1934, as amended.

The reports, statements and other information that we have filed with the SEC may be read and copied at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

FINANCIAL STATEMENTS

The Company’s unaudited consolidated financial statements for the nine months ended March 31, 2008 and the notes thereto, and our audited combined financial statements for the fiscal years ended June 30, 2007 and 2006, together with the report of the independent certified public accounting firm thereon and the notes thereto, are presented beginning at page F-1.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF March 31, 2008
(UNAUDITED)

ASSETS
Current Assets
Cash and cash equivalents	$13,986,395
Restricted cash	4,228,641
Accounts receivable, net	1,729,049
Inventories	5,819,014
Other assets	137,327
Advances to suppliers	273,289
Total Current Assets	26,173,715

Plant, Property and Equipment, net	17,202,971

Advances for Construction In Progress	431,689

Construction In Progress	68,118

Intangible Assets, net	1,179,708

Total Assets	$45,056,201

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$443,191
Unearned revenue	123,651
Other payables and accrued expenses	340,800
Advances from other unrelated companies	304,279
Amount due to related parties	1,300
Taxes payable	4,410,059
Short term loans	4,107,245
Total Current Liabilities	9,730,525

Common Stock, $.001 par value, 6,313,617 shares subject to redemption	20,519,255

Commitment	-

Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized, Zero shares issued and outstanding	-
Common stock, $.001 par value, 780,000,000 shares authorized, 18,314,017 shares issued and outstanding	12,000
Additional paid-in capital	737,270
Retained earning	12,302,191
Accumulated other comprehensive income	1,754,960
Total Stockholders' Equity	14,806,421

Total Liabilities and Stockholders' Equity	$45,056,201

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Nine Months Ended March31,		Three Months Ended March 31,
	2008	2007	2008	2007

Net sales	$15,382,089	$9,070,972	$4,434,926	$2,198,615
Cost of goods sold	6,377,066	3,687,416	1,982,084	1,003,035
Gross profit	9,005,023	5,383,555	2,452,841	1,195,580
Operating expenses
Selling expenses	614,646	400,108	142,808	27,428
Operating and administrative expenses	1,430,762	463,482	256,800	184,130
Total operating expenses	2,045,408	863,590	399,608	211,558
Income from operations	6,959,615	4,519,965	2,053,233	984,022
Other income (expense)
Other income(expense)	39,647	(1,457)	655	1,514
Interest income	27,224	20,559	11,697	122
Interest expense	(284,361)	(270,551)	(86,761)	(90,190)
Bank charges	(6,442)	(425)	(4,939)	(63)
Total other income (expense)	(223,933)	(251,875)	(79,348)	(88,618)
Income before income taxes	6,735,682	4,268,090	1,973,886	895,405
Provision for income taxes	301,841	266,006	301,841	-
Net income	6,433,842	4,002,084	1,672,045	895,405
Other comprehensive income
Foreign currency translation gain	1,511,242	20,041	957,245	9,465
Comprehensive income	$7,945,084	$4,022,125	$2,629,290	$904,869

Basic and diluted weighted average shares outstanding	10,201,325	10,770,669	9,625,724	10,770,669
Basic and diluted net earnings per share*	$0.63	$0.37	$0.17	$0.08

*Basic and diluted shares are the same because there are no anti dilutive effect

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
Cash flows from operating activities
Net income	$6,433,842	$4,002,084
Adjustments to reconcile net income to net cash provided by operating activities
Share capital contribution - rental and interest paid by shareholders	32,656	43,224
Depreciation	703,271	266,556
Amortization	78,693	73,921
Decrease / (Increase) in current assets
Accounts receivable	256,854	77,917
Other receivables	79,100	-
Inventories	(3,696,399)	(1,028,026)
Advances to suppliers	(45,061)	(22,200)
Other assets	(16,581)	206,762
(Decrease) / Increase in current liabilities
Accounts payable	131,130	(186,446)
Unearned revenue	33,561	52,726
Tax payables	1,855,704	930,634
Other payables and accrued expenses	(365,254)	4,964,995
Net cash provided by operating activities	5,481,516	9,382,146

Cash flows from investing activities
Acquisation of plant, property, and equipment	(4,917,610)	(9,677,692)
Advances for construction in progress	(409,841)	-
Additions to construction in progress	(20,655)	(22,527)
Net cash used in investing activities	(5,348,106)	(9,700,220)

Cash flows from financing activities
Repayment of loan	(1,827,836)	(1,907,759)
Borrows of loan	1,353,952	1,716,983
Proceeds from private placement	18,602,720	-
Restricted cash put in escrow	(4,228,641)	-
(Payments)/proceeds to/from related parties	(642,342)	511,744
Net cash provided by financing activities	13,257,854	320,968

Effect of exchange rate change on cash and cash equivalents	513,415	20,041
Net increase in cash and cash equivalents	13,904,679	22,935

Cash and cash equivalents, beginning balance	81,716	45,623
Cash and cash equivalents, ending balance	$13,986,395	$68,558

Supplement disclosure of cash flow information
Interest expense paid	$(222,260)	$(231,572)
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

China Green Agriculture Inc. (the “Company”, “we”, “us”) was incorporated as Videophone, Inc. in 1987 under the laws of the State of Kansas (It later changed its name to Discovery Systems, Inc. till June 13, 1990 and Discovery Technologies, Inc. from June 14, 1990 to February 4, 2008). On November 30, 1996, the Company was suspended from being a Kansas corporation as a result of non-filing of required documents by the state of Kansas. From December 1996 to December 2007, the Company did not engaged in any operations and was dormant. The Company had been dormant from April 1991 until, the Company revived its charter effective December 4, 2006 and commenced activities to again become a reporting company with the SEC with the intention to become a publicly trading company.

On August 27, 2007 the Board of Directors unanimously adopted resolutions announcing a special meeting of shareholders to consider and act upon a proposed Agreement and Plan of Merger, to reincorporate Discovery Technologies, Inc. (“Discovery Technologies”) in the State of Nevada by merger with and into a Nevada corporation with the same name ("Discovery Technologies Nevada") which Discovery Technologies formed for such purpose (the "Migratory Merger"). Effective September 24, 2007, shareholders approved the Agreement and Plan of Merger as described in the definitive proxy materials filed with the Securities and Exchange Commission.

In accordance with the Agreement and Plan of Merger, Discovery Technologies adopted the capital structure of Discovery Technologies Nevada, which includes total authorized capital stock of 800,000,000 shares, of which 780,000,000 are common stock, with a par value of $.001 per share (the "Discovery Technologies Nevada Common Stock") and 20,000,000 shares are blank check preferred stock, with a par value of $.001 per share (the "Preferred Stock"). In addition, on the Effective Date described below, the issued and outstanding shares of our Common Stock automatically converted into shares of Discovery Technologies Nevada Common Stock at a ratio of nine (9) shares of our currently outstanding Common Stock for one (1) share of Discovery Technologies Nevada Common Stock.

As a result of the reverse stock split of registrant's common stock, registrant's outstanding shares of common stock were reduced from 18,746,196 shares to 2,083,339 shares. The Migratory Merger and reverse split became effective on October 16, 2007, (the "Effective Date"). The new trading symbol for Discovery Technologies, Inc. on the Over the Counter Bulletin Board is DCVT.

Further on December 18, 2007, the Company had another reverse stock split at a ratio of 6.771:1. As a result, registrant's outstanding shares of common stock were reduced from 2,083,339 shares to 308,084 shares. All references in the accompanying financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the stock split.

On December 26, 2007, the Company acquired all of the issued and outstanding capital stock (the “Green Agriculture Shares”) of Green Agriculture Holding Corporation, a New Jersey corporation (“Green Agriculture” or “Green New Jersey”), through a share exchange (the “Share Exchange”) in which the Company issued 10,770,669 number of shares of its common stock, par value $.001 per share (the “Common Stock”) to Green Agriculture’s shareholders in exchange for the Green Agriculture Shares. Immediately prior to the Share Exchange, the Company redeemed 246,148 shares of Common Stock held by Michael Friess and Sanford Schwartz (the “Redemption”) for $550,000 and issued 111,386 new shares of Common Stock to Messrs. Schwartz and Friess, two of our directors, who then appointed Tao Li as the Company’s Director and Chief Executive Officer who proceeded to effect the Share Exchange. In connection to the redemption share issuance, the Company also issued 78,462 shares of common stock to the Company’s agent.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The exchange of shares with the Company has been accounted for as a reverse acquisition under the purchase method of accounting because the stockholders of Green Agriculture obtained control of the Company. Accordingly, the exchange of shares by the two companies has been recorded as a recapitalization of the Company, with the Company (Green Agriculture) being treated as the continuing entity. The historical financial statements presented are those of Green Agriculture. As a result of the reverse acquisition transaction described above the historical financial statements presented are those of Green Agriculture, the operating entity. Pro-forma information is not presented because the public shell’s assets are immaterial. Transaction costs incurred in the reverse acquisition have been charged to expense.

On August 24, 2007, Green Agriculture Holding Corporation acquired 100% outstanding shares of Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Techteam Jinong”) which owns 100% equity of Xi’an Jintai Agriculture Technology Development Company (“Xi’an Jintai” or “Jintai”). Green Agriculture was incorporated on January 27, 2007 under the laws of the State of New Jersey with initially two shareholders owning 89% and 11% of its stock. As of December 25, 2007, immediately prior to the share exchange between the Company and Green Holding, Yinshing David To (95.1%), Paul Hickey (2.45%) and Greg Freihofner (2.45%), (collectively, the “Green Holding Stockholders”) owned 100% of the outstanding capital stock of Green Holding. Green Agriculture, through its Chinese subsidiaries Techteam Jinong and Xi’an Jintai is engaged in the research and development, manufacture, distribution and sale of green organic fertilizer. The exchange of shares with Techteam has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Techteam obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Techteam, with Teahteam being treated as the continuing entity. Inter-company amounts and balances have been eliminated.

Yangling Techteam Jinong Humic Acid Product Co., Ltd. was founded in the People’s Republic of China on June 19, 2000. On Febuary 28, 2006, Yangling Techteam Jinong Humic Acid Product Co., Ltd changed name to be Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (“Techteam Jinong” or “Jinong”).

On January 19, 2007, Techteam Jinong incorporated Xi’an Jintai which provides testing and experimental data collection base for the function and feature of the new fertilizer products produced by Techteam Jinong by imitating the various growing conditions and stages or cycle for a variety of plants, such as flowers, vegetables and seedlings which the fertilizers apply on. Xi’an Jintai also sells such plants themselves to the customers and generates sales.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company and its subsidiaries are engaged in the research and development, manufacture, distribution and technique support of green organic fertilizer. Xian Jonong’s main business is to produce and sell fertilizers, and Xi’an Jintai’s main business is to sell the product which are the by- product (fruit and vegetables) from the experiments of developing the fertilizers.

Effective February 5, 2008, the Company changed its name from Discovery Technologies, Inc. to China Green Agriculture, Inc. to better reflect its business. Related to the name change, the trading symbol changed from DCOV.OB to CGAG.OB on the same day.

The Company’s current structure is set forth in the diagram below:

NOTE 2 – BASIS OF PRESETATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended June 30, 2007. The results of the nine month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the full fiscal year ending June 30, 2008.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries—Green Agriculture, Techteam Jinong and Xi’an Jintai. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

For statement of cash flows purposes, the Company considers all cash on hand and in banks, , certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. Cash overdraft as of balance sheet date will be reflecting as liabilities in the balance sheet. As of March 31, 2008, cash and cash equivalents amounted to $13,986,395 and no cash over draft.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of March 31, 2008, the Company had accounts receivable of $1,729,049, net of allowance for doubtful accounts of $256,570. This reserve was comprised of one receivable from a unrelated party amounting $68,815 and the rest of amount from many various customers.

Advances to suppliers

The Company makes advances to certain vendors for purchase of its material. As of March 31, 2008, the advances to suppliers amounted to $273,289

Advances for construction in progress

The Company makes advances to certain vendors for construction in progress. As of March 31, 2008, the advances to suppliers amounted to $431,689.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Inventories

Inventory is valued at the lower of cost (determined on a weighted average basis) or net realizable value. Management compares the cost of inventory with the net realizable value and an allowance is made for writing down the inventory to its net realizable value, if lower than the cost.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Estimated
Useful Life
Building	10-40 years
Leasehold improvements	3-5 years
Machinery and equipments	5-15 years
Vehicle	3-5 years

Leasehold improvements are amortized over the lease term or the estimated useful life, whichever is shorter.

Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the three months ended March 31, 2008.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the three months ended March 31, 2008 and 2007, were $2,731 and $ 1,296, respectively. Advertising costs for the nine months ended March 31, 2008 and 2007 were $231,411 and $250,040, respectively.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation

The functional currency of the Company is RMB. The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi. In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of the Company. Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.28: US$1.00. On July 21, 2005, the PRC government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People's Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of 0.3% around the unified exchange rate published by the People's Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the six month ended December 31, 2006, the company was organized in one segment. During the nine months ended March 31, 2008, the Company was organized into two main business segments: produce fertilizer (Jinong) and agricultural products (Jintai). The following table presents a summary of operating information and certain year-end balance sheet information for the nine months ended March 31, 2008.

Our primary profitability measure in allocating resources and assessing performances, is operating income (loss).

	For the nine months end March 31
	2008	2007
	(Unaudited)	(Unaudited)
Revenues from unaffiliated customers:
Fertilizer	$11,852,614	$8,669,469
Agricultural products	3,529,475	401,503-
Consolidated	$15,382,089	$9,070,972

Operating income :
Fertilizer	$5,850,358	$4,348,414
Agricultural products	1,835,514	171,551-
Reconciling item (1)	(69,588)	-
Reconciling item (2)	(656,669)	-
Consolidated	$6,959,615	$4,519,965

Identifiable assets:
Fertilizer	$36,865,674	$15,529,427
Agricultural products	3,707,995	1,873,967-
Reconciling item (1)	253,891	-
Reconciling item (2)	4,228,641	-
Consolidated	$45,056,201	$17,403,395

Net income
Fertilizer	$5,312,719	$3,830,533
Agricultural products	1,835,760	171,551-
Reconciling item (1)	(57,968)	-
Reconciling item (2)	(656,669)	-
Consolidated	$6,433,842	$4,002,084

Interest expense:
Fertilizer	$284,361	$270,551
Agricultural products	-	-
Consolidated	$284,361	$270,551

(1) Reconciling amounts refer to the unallocated assets or expenses of Green Agriculture.

(2) Reconciling amounts to the unallocated assets or expenses of the parent Company.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.”  This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In March, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows.

FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important. Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – INVENTORIES

Inventories consist of the following as of March31, 2008:

Raw materials	$603,672
Supplies and packing materials	558,503
Work in progress	3,205,892
Finished goods	1,450,947
Totals	$5,819,014

NOTE 4 – OTHER ASSETS

As of March 31, 2008, other assets comprised of following:

Other receivables	$100,708
Promotion samples	36,619
Total	$137,327

Other receivables represent advances made to non-related companies and employees for $87,259 and notes receivable from various customers for $13,449. The amounts were unsecured, interest free, and due on demand.

Promotion samples are promotion material the company kept in the office.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, AND CONSTRUCTION IN PROGRESS

Property, plant and equipment consist of the following as of March 31, 2008:

Building and improvements	$8,597,610
Vehicle	23,217
Machinery and equipments	10,030,707
Totals	18,651,533
Less: accumulated depreciation	(1,448,562)
$17,202,971

Depreciation expenses for the three months ended March 31, 2007 and 2008 were $198,523 and $300,489, respectively. Depreciation expenses for the nine months ended March 31, 2007 and 2008 were $266,556 and $703,271, respectively.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - INTAGIBLE ASSETS

The intangible assets comprised of following at March 31, 2008:

Land use right, net	$900,422
Technology know-how, net	279,286
Total	$1,179,708

LAND USE RIGHTS

Under the People's Republic of China's governmental regulations, the Government owns all land. However, the government grants the user a “land use right” (the Right) to use land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years which was approved by government. The governmental authorities approved the transfer of the Land use right by the shareholder of the Company on September 10, 2004, the specific authority was granted by the Planning and Construction Lands Authority of Yangling Demonstration Zone.

A shareholder contributed the land use rights on August 16th, 2001. The land use right was recorded at cost of $1,038,947. The land use right is for fifty years. The land use right consist of the followings as of March 31, 2008:

Land use right	$1,038,947
Less: accumulated amortization	(138,525)
$900,422

TECHNOLOGY KNOW-HOW

A shareholder contributed the technology know-how on August 16, 2001. The technology know-how is recorded at cost of $837,859. This technology is the special formula to produce humid acid. The technology know-how is valid for 10 years. The technology know-how consists of the following as of March 31, 2008:

Technology Know-how	$837,859
Less: accumulated amortization	(558,573)
$279,286

Total amortization expenses of intangible assets for the nine months ended March 31, 2008 and 2007 amounted to $78,693 and $73,921, respectively. Total amortization expenses of intangible assets for the three months ended March 31, 2008 and 2007 amounted to $29,784 and $31,365 respectively. Amortization expenses of intangible assets for next five years after March 31, 2008 are as follows:

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1 year after	$102,418
2 year after	102,418
3 year after	102,418
4 year after	102,418
5 year after	102,418
Total	$512,090

As of March 31, 2008, construction in progress amounted to $68,118. Construction in progress is the construction for new product line.

NOTE 7 - RELATED PARTIES TRANSATIONS

The amount due to related parties were the advances from the Company’s one shareholder, and was unsecured, non-interest bearing and due on demand. As of March 31, 2008, amount due to related parties amounted to $1,300.

NOTE 8 - ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables of the following as of March 31, 2008:

Payroll payable	$20,575
Welfare payable	197,211
Interest and other accrued expenses	22,528
Other levy payable	100,485
Total	$340,800

NOTE 9 - LOAN PAYABLES

As of March 31, 2008, the loan payables are as follows:

Short term loans payable:

Xian City Commercial Branch	$2,139,190
Xian Agriculture Credit Union	541,928
Agriculture Bank	1,426,127

Total	$4,107,245

At March 31, 2008, the Company had a loan payable of $2,139,190 to Xi’an City Commercial Bank in China, with an annual interest rate of 9.585%, and due on April 1, 2008. The loan was renewed for one year till April 1, 2009 with a new annual interest rate of 10.5825%. The loan is pledge by the land use right and property of the Company.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

At March 31, 2008, the Company had a loan payable of $541,928to Xi’an Agriculture Credit Union, with an initial annual interest rate of 9.216%, and due on September 26, 2007. On September 10, 2007, the loan was extended to September 16, 2008 with an annual interest rate of 11.795%. The loan is guaranteed by a former shareholder. The Company’s shareholder paid interest expenses of $27,464 and $22,126 for the nine months ended March 31, 2008 and 2007 for this loan. The Company has recorded the interest expenses paid by the shareholder as contributed capital.

At March 31, 2008, the Company had a loan payable of $1,426,127to Agriculture Bank in China, with an annual interest rate of 9.711%, and due on December 29, 2008. The loan is guaranteed by the former shareholder.

The interest expenses are $86,761 and $90,190 for three months ended March 31, 2008 and 2007. The interest expenses are $284,361 and $270,551 for nine months ended March 31, 2008 and 2007.

NOTE 10 - TAX PAYABLES

Tax payables consist of the following as of March 31, 2008:

VAT payable	$3,516,136
Income tax payable	630,666
Other levies	263,257
$4,410,059

NOTE 11 – ADVANCE FROM UNRELATED COMPANIES

Advance from unrelated companies as of March 31, 2008 was $304,279 from the unrelated parties. The advances were due on demand, no interest bearing and due on demand.

NOTE 12 - OTHER INCOME (EXPENSES)

Other income (expenses) mainly consist of interest expenses and subsidy income from government.

NOTE 13 - INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company is subject to PRC Enterprise Income Tax at a rate of 33% on the net income. For the year 2007, the company can enjoy tax-free benefit because it becomes a foreign invested company according to the PRC tax law. The income tax expenses for the nine months ended March 31, 2008 and 2007 are $301,841 and $266,006 respectively. The income tax expenses for the three months ended March 31, 2008 and 2007 are $301,841 and $66,126 respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate at March 31, 2008 and 2007:

	2008	2007
Tax at statutory rate	34%	34%
Foreign tax rate difference	-16%	-19%
Net operating loss in other tax jurisdiction for where no benefit is realized	-14%	-15%

	4%	0%

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. From January 1, 2008,Techteam Jinong is subject to income tax at a rate of 18%. Xi’an Jintai is exempt from paying income tax for calendar 2007 as it is a wholly owned subsidiary of Techteam which was exempt from income tax. Jintai is also exempt from paying income tax for calendar 2008 as it produces the products which fall into the tax exemption list newly issued by the government.

Due to non-operation in U.S. and tax free status in China, the Company had no deferred tax for the nine months ended March 31, 2008 and 2007.

NOTE 14 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are all carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MAJOR CUSTOMERS AND VENDORS

There were three vendors from which we purchased more than 10% of our raw materials for the nine months ended March 31, 2008 with each vendor individually accounting for about 19%, 15% and 10%. Accounts payable to the venders amounted to $0, $385, and $49,697 as of March 31, 2008. There was one vendor that was over 10% of the total purchases for the nine months ended March 31, 2007 with accounting for approximately 60%. Accounts payable to the vendors amounted to $0 as of March 31, 2007.

There WAs no customer that is accounted over 10% of the total sales as of the nine months ended March 31, 2008 and 2007.

NOTE 15 – STOCKHOLDERS’ EQUITY

6,313,617 shares of common stock were issued to 31 accredited investors (the “Investors”) at $3.25 per share in a private placement of the Company’s common stock that was completed on December 26, 2007. .If any governmental agency in the PRC challenges or otherwise takes any action that adversely affects the transactions contemplated by the Exchange Agreement, and the Company cannot undo such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the Investors within sixty (60) days of the occurrence of such governmental action, then, upon written demand from an Investor, the Company shall promptly, and in any event within thirty (30) days from the date of such written demand, pay to that Investor, as liquidated damages, an amount equal to that Investor’s entire Investment Amount with interest thereon from the Closing date until the date paid at the rate of 10% per annum. As a condition to the receipt of such payment, the Investor shall return to the Company for cancellation the certificates evidencing the Shares acquired by the Investor under the Agreement. In accordance with EITF D-98: Classification and Measurement of Redeemable Securities, the Company has classified the equity as temporary equity, as “Common Stock, $.001 par value, 6,313,617 shares subject to redemption”.

977,948 shares were issued to the consultants relating to the private placement. Net proceeds from the private placement were $18,602,723, of which $188,388 was received in January, 2008. The direct costs related to this placement, including legal and professional fees, were deducted from the related proceeds and the net amount in excess of par value was recorded as additional paid-in capital. The total of $4,250,000 was placed in escrow cash and booked as restricted cash. The total of $4,250,000 in the escrow is pursuant to a Securities Purchase Agreement and the Holdback Make Good Agreement entered into in connection with the placement for the following:

1.	$2,000,000 is held pending the company hiring a qualified CFO. The Company appointed a CFO in April 2008.
2.
$2,000,000 is held pending the company hiring two independent directors, therefore constituting a majority independent directors in the board. T he Company appointed a majority of independent directors in April 2008.

CHINA GREEN AGRICULTURE INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.	$250,000 is for the retaining of an Investors Relation firm.

As of March 31, the balance of restricted cash is $4,228,641.

In connection with the Securities Purchase Agreement and the Private Placement, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) and a lockup agreement (the “Lockup Agreement”). Among other things, the Securities Purchase Agreement: (i) establishes targets for after tax net income and earnings per share for our fiscal year ending June 30, 2009 at not less than $12,000,000 and $0.609, respectively (the “2009 Targets”); (ii) provides for liquidated damages in the event that PRC governmental policies or actions have a material adverse effect on the transactions contemplated by the Share Exchange Agreement (a “Material Adverse Effect”); and (iii) requires us to hire a new, fully qualified chief financial officer (“CFO”) satisfactory to the Investors. In order to secure our obligation to meet the 2009 profit target and earnings per share target, Mr. To has placed 3,156,808 shares of Common Stock (“2009 Make Good Shares”) into an escrow account pursuant to the terms of the Make Good Escrow Agreement by and among us, Mr. To, the Investors and the escrow agent named therein. In the event we do not achieve either of the 2009 Targets, the 3,156,808 shares of Common Stock will be conveyed to the Investors pro-rata in accordance with their respective investment amount for no additional consideration. In the event that we meet the 2009 Targets, the 3,156,808 shares will be transferred to Mr. Tao Li. If PRC governmental actions or policies result in a Material Adverse Effect, as defined in the Securities Purchase Agreement, that cannot be reversed or cured to the Investors’ reasonable satisfaction, we will be obligated to pay to the Investors as liquidated damages the entire principal amount of their investment, with interest at 10% per annum.

Within 45 days of the closing of the Private Placement (the "Filing Date"), the Company was obligated to file a registration statement with the Commission covering and registering for re-sale all of the common stock offered and sold in the Private Placement. If a registration statement was not filed by the Filing Date, we would have been obligated to pay the Investors liquidated damages equal in amount to one percent (1%) of the principal amount subscribed for by the Investors for each month (or part thereof) after the Filing Date until the registration statement is filed ("Filing Damages").

If the registration statement is not declared effective by the Commission within 150 days after the closing of the Private Placement (the "Effective Date," i.e. May 24, 2008) we will be obligated to pay liquidated damages to the Investors equal in amount to one percent (1%) of the principal amount subscribed for by the Investors for each month (or part thereof) after the Effective Date until the registration statement is effective ("Effectiveness Damages").

The aggregate of Filing Damages and Effectiveness Damages is subject to a cap of ten percent (10%).

NOTE 16 - COMMITMENTS AND LEASES

A Company’s shareholder provided free office space for the Company for the six months ended December 31, 2006. The Company has recorded the free lease as rent expenses and contributed capital based on Xi’an house rental market. From July 2007, the company signed an office lease with the shareholder and started to pay the rent for $910 per month. The company recorded rent expenses of $4,578 and $13,675 for the three and nine months ended March 31, 2007 as contributed capital and $2,739 and $7,908 as rent expenses for the three and nine months ended March 31, 2008. Rent expenses for the 5 years after March 31, 2008 is as follows:

1 year after	$2,730
2 year after	0
3 year after	0
4 year after	0
5 year after	0
Total	$2,730

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Green Agriculture, Inc.
Xian, China

We have audited the accompanying combined balance sheets of China Green Agriculture, Inc. and its predecessors as of June 30, 2007 and the related combined statements of income, stockholders' equity and cash flows for the years ended June 30, 2007 and 2006. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the combined financial statements referred to above present fairly, in all material respects, the financial position of China Green Agriculture, Inc. and its predecessors, and the results of their operations and their cash flows for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Los Angeles, California
October 3, 2007

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
COMBINED BALANCE SHEET
AS OF JUNE 30, 2007

ASSETS

Current Assets
Cash and cash equivalents	$86,923
Accounts receivable, net	1,885,351
Other assets	187,164
Advances to suppliers	208,026
Inventories	1,773,802

Total Current Assets	4,141,266

Plant, Property and Equipment, net	11,800,638

Intangible Assets	1,163,078
Total Assets	$17,104,982

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$236,315
Other payables and accrued expenses	844,835
Amount due to related parties	669,415
Taxes payable	2,276,720
Unearned revenue	81,341
Short term loans	4,243,316
Total Current Liabilities	8,351,940

Stockholders' Equity

Common stock, no par value, 800,000,000 shares authorized, 18,746,196 issued and outstanding	1,062,470
Additional paid-in capital	2,653,297
Statutory reserve	880,252
Retained earning	3,913,304
Accumulated other comprehensive income	243,718
Total Stockholders' Equity	8,753,042

Total Liabilities and Stockholders' Equity	$17,104,982

See notes to combined financial statements

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
COMBINED INCOME STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006

Net sales
Jinong	$13,330,626	$7,888,763
Jintai	1,853,717	-
Total Net Sales	15,184,343	7,888,763
Cost of goods sold
Jinong	(5,455,606)	(3,515,022)
Jintai	(1,143,000)	-
Total Cost of goods sold	(6,598,606)	(3,515,022)
Gross profit	8,585,737	4,373,741
Operating expenses
Selling expenses	(616,479)	(653,628)
Operating and administrative expenses	(417,530)	(810,837)
Total operating expenses	(1,034,009)	(1,464,466)
Income from operations	7,551,728	2,909,275
Other income (expense)
Miscellaneous income	957	42,040
Interest expense	(361,254)	(229,115)
Total other expense)	(360,297)	(187,075)
Income before income taxes	7,191,431	2,722,200
Provision for income taxes	(295,012)	-
Net income	6,896,418	2,722,200
Other comprehensive income (loss)
Foreign currency translation gain (loss)	261,432	(17,669)
Comprehensive income	$7,157,850	$2,704,531

Net income per basic shares	$0.79	$0.73
Net income per dilutive shares	$0.35	$0.73

Weighted average number of basic shares outstanding	8,746,196	3,746,196
Weighted average number of dilutive shares outstanding	19,516,865	3,746,196

See notes to combined financial statements

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	Common Shares	Common Stock	Additional Paid in Capital	Statutory Reserve	Retained Earning	Comprehensive Income	Stockholders' Equity

BALANCE, JULY 1, 2005	3,746,196	$1,052,470	$2,539,683	$-	$(4,825,063)	$(44)	$(1,232,955)

Issuance of stock for cash	15,000,000	10,000	-	-	-	-	10,000

Net income for the year ended June 30, 2006	-	-	-	-	2,722,200	-	2,722,200

Contribution by related parties	-	-	46,013	-	-	-	46,013

Accumulative other comprehensive loss	-	-	-	-	-	(17,669)	(17,669)

BALANCE, JUNE 30, 2006	18,746,196	1,062,470	2,585,696	-	(2,102,863)	(17,713)	1,527,589

Net income for the year ended June 30, 2007	-	-	-	-	6,896,418	-	6,896,418

Contribution by related parties	-	-	67,602	-	-	-	67,602

Transfer to statutory reserve	-	-	-	880,252	(880,252)	-	-

Accumulative other comprehensive income	-	-	-	-	-	261,432	261,432

BALANCE, JUNE 30, 2007	18,746,196	$1,062,470	$2,653,297	$880,252	$3,913,304	$243,718	$8,753,042

See notes to combined financial statements

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

	2007	2006
Cash flows from operating activities
Net income	$6,896,418	$2,722,200
Adjustments to reconcile net income to net cash
provided by operating activities
Share capital contribution - rental and interest paid by shareholders	65,894	45,580
Depreciation	372,862	149,092
Amortization	93,813	90,854
Decrease / (Increase) in current assets:
Accounts receivable	69,879	(1,096,160)
Accounts receivable-related party	1,571	(30,150)
Other receivables	93,115	(181,819)
Inventories	(578,072)	(134,625)
Advances to suppliers	(35,068)	(106,648)
Other assets	(8,038)	(1,535)
(Decrease) / Increase in current liabilities:
Accounts payable	(151,533)	174,522
Unearned revenue	(42,983)	118,349
Tax payables	1,602,499	471,540
Accrued expenses	49,575	163,157
Other payables	348,802	(35,279)
Net cash provided by operating activities	8,778,735	2,349,077

Cash flows from investing activities
Acquisition of plant, property, and equipment	(9,739,708)	(21,345)
Additions to construction in progress	(29,201)	(11,630)
Net cash used in investing activities	(9,768,909)	(32,975)

Cash flows from financing activities
Proceeds from (repayment of) installment loan	(191,922)	2,329,549
Issuance of common stock for cash	10,000	-
Proceeds from (payments to) related parties	1,210,223	(4,624,456)
Net cash provided by (used in) financing activities	1,028,301	(2,294,907)

Effect of exchange rate change on cash and cash equivalents	3,173	1,027
Net increase in cash and cash equivalents	41,299	22,222
Cash and cash equivalents, beginning balance	45,623	23,402
Cash and cash equivalents, ending balance	$86,923	$45,623

Supplement disclosure of cash flow information
Interest expense paid	$322,734	$155,161
Income taxes paid	$-	$-

See notes to combined financial statements

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

China Green Agriculture Inc, (Formerly Discovery Technologies, Inc., the “company”) was incorporated in 1987 under the laws of the State of Kansas. On November 30, 1996, the company was suspended from being a Kansas corporation as a result of non-filing of required documents by the state of Kansas. Since December 1996, the company has not engaged in any operations and has been dormant.

Green Agriculture Holding Corporation (“Green New Jersey”) was incorporated in the State of New Jersey on January 27, 2007, and it has had no significant operations since its inception. It is authorized to do any legal business activity as controlled by New Jersey law.

Yangling Techteam Jinong Humic Acid Product Co., Ltd. was founded in the People’s Republic of China on June 19, 2000. On Febuary 28, 2006, Yangling Techteam Jinong Humic Acid Product Co., Ltd changed name to be Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (“Techteam”, or “Jinong”).

On January 19, 2007, Techteam incorporated X’an Jintai Agriculture Technology Development Company (hereinafter as “Jintai”), as the Experimental Base and green fertilizer Research Institute of Techteam.

The Company and its subsidiary are engaged in the research and development, manufacture, distribution and technique support of green organic fertilizer. Xian Jonong’s main business is to produce and sell fertilizers, and Xi’an Jintai’s main business is to sell the product which are the by- product (fruit and vegetables) from the experiments of developing the fertilizers.

These financials statements are presented on a combined basis in order to reflect a more complete and coherent presentation. Since these entities were ultimately consolidated by year end after consummation of reverse acquisition on December 26, 2007; these combined financial statements provide a relevant presentation at June 30, 2007.

2.	BASIS OF PRESETATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The combined financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). .

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. Cash overdraft as of balance sheet date will be reflected as liabilities in the balance sheet. As of June 30, 2007, cash and cash equivalents amounted to $86,923 and no cash overdraft.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of June 30, 2007, the Company had accounts receivable of $1,885,351, net of allowance of $218,796. This reserve was comprised of one receivable from a related party amounting $43,363 and the rest of amount from many various customers.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. As of June, 2007, the advances to suppliers amounted to $208,026. Advances to suppliers are current, non interest bearing and unsecured.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or net realizable value. The management compares the cost of inventories with the net realizable value and an allowance is made for writing down the inventories to their net realizable value, if lower than the cost.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Estimated
Useful Life
Building	10-40 years
Leasehold improvements	3-5 years
Machinery and equipments	5-15 years
Vehicle	3-5 years

Leasehold improvements are amortized over the lease term or the estimated useful life, whichever is shorter.

Financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payable, tax payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended June 30, 2007 and 2006.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. As of June 30, 2007, unearned revenue amounted to $81,341.Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

The Company's revenue consists of invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.

Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended June 30, 2007, and 2006 were $333,913 and $398,228, respectively.

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. The Company is currently evaluating the effect of the new EIT law will have on its financial position.

Foreign currency translation

The reporting currency of the Company is the US dollar. The Company uses their local currency, Renminbi (RMB), as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $243,718 as of June 30, 2007. Translation gain (loss) for the year ended June 30, 2007 and 2006 amounted to $261,432 and $(17,713), respectively.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the year ended June 30, 2006, the company was organized in one segment. During the year ended June 30, 2007, the Company was organized into two main business segments: produce fertilizers (Jinong) and selling produces (Jintai). The following table presents a summary of operating information and certain year-end balance sheet information for the years ended June 30, 2007

Our primary profitability measure in allocating resources and assessing performances, is operating income (loss).

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Revenues from unaffiliated customers:
Jinong	$13,330,626
Jintai	1,853,717
Consolidated	$15,184,343

COGS from unaffiliated customers:
Jinong	$5,455,606
Jintai	1,143,000
Consolidated	$6,598,606

Operating income (loss):
Jinong	$6,891,202
Jintai	682,849
Green Agriculture Holding Corporation	(10)
Discovery Technologies, Inc.	(22,313)
Consolidated	$7,551,728

Identifiable assets:
Jinong	$15,627,865
Jintai	1,471,910
Discovery Technologies, Inc.	5,207
Consolidated	$17,104,982

Depreciation and amortization:
Jinong	$466,674
Jintai	-
Consolidated	$466,674

Capital expenditures:
Jinong	$9,768,909
Jintai	-
Consolidated	$9,768,909

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

1. A brief description of the provisions of this Statement
2. The date that adoption is required
3. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on the consolidated financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

3.	OTHER ASSETS

As of June 30, 2007, other assets comprised of following:

Other receivable	$157,132
Promotion samples	30,032
Total	$187,164

Other receivables represent advances made to non-related companies and employees. The amounts were unsecured, interest free, and due on demand.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

4.	INVENTORIES

Inventories consist of the following as of June, 2007:

Supplies, packing and raw materials	$153,498
Finished goods	1,620,303
Totals	$1,773,802

The supplies, packing and raw materials of the company consists of supplies, packing and chemicals for Jinong in the amount of $148,467 and supplies, packing and seeds for Jintai in the amount of $5,031 as of June 30, 2007. The finished goods of the company consist of finished goods for Jinong in the amount of $223,785 and finished goods for Jintai, which are flowers and vegetables, in the amount of $1,396,518.

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of June 30, 2007:

Building and improvements	$7,223,219
Vehicle	21,387
Machinery and equipments	5,165,338
Construction in progress	42,707
Total property, plant and equipment	12,452,651
Less: accumulated depreciation	(652,013)
Net property plant and equipment	$11,800,638

Depreciation expenses for the years ended June 30, 2007 and 2006 were $372,862 and $149,092, respectively.

6.	INTANGIBLE ASSETS

The intangible assets comprised of following at June 30, 2007:

Land use right, net	$844,623
Technology know-how, net	318,455
Total	$1,163,078,

LAND USE RIGHT

Per the People's Republic of China's governmental regulations, the Government owns all land. However, the government grants the user a “land use right” (the Right) to use the land. The Company has recognized the amounts paid for the acquisition of rights to use land as intangible asset and amortizing over a period of fifty years which was approved by government. The governmental authorities approved the transfer of the Land use right by the shareholder of the Company on September 10, 2004, the specific authority was granted by the Planning and Construction Lands Authority of Yangling Demonstration Zone

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

The shareholder contributed the land use rights on August 16th, 2001. The land use right was recorded at cost of $957,058. The land use right is for fifty years. The land use right consist of the followings as of June 30, 2007:

Land use right	$957,058
Less: accumulated amortization	(112,435)

$844,623

TECHNOLOGY KNOW-HOW

The shareholder contributed the technology know-how on August 16, 2001. The technology know-how is recorded at cost of $771,819. This technology is the special formula to produce humid acid. The technology know-how is valid for 10 years. The technology know-how consists of the following as of June 30, 2007:

Technology Know-how	$771,819
Less: accumulated amortization	(453,365)
$318,455

Total amortization expenses of intangible assets for the years ended June 30, 2007 and 2006 amounted to $93,813 and $90,854 respectively. Amortization expenses of intangible assets for next five years after June 30, 2007 are as follows:

June 30, 2008	$96,323
June 30, 2009	96,323
June 30, 2010	96,323
June 30, 2011	96,323
June 30, 2012	96,323
Total	$481,615

7.	RELATED PARTY TRANSACTIONS

AMOUNTS DUE TO RELATED PARTIES

The amounts due to related parties amounting $669,415 represented the advances to the Company’s shareholders and subsidiaries owned by the shareholders, and were unsecured, non-interest bearing and due on demand. Amount due from related parties were advances from the Company’s shareholders and shareholders’ subsidiaries.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

COMMITMENTS AND LEASES

The Company’s shareholder provided free building space for the Company. The Company has recorded the rent expenses at the rent based on Xian house rental market of $20,455 and $17,843 for the years ended June 30, 2007 and 2006, as contributed capital.

8.	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables comprised of following at June 30, 2007:

Payroll payable	$30,081
Welfare payable	173,376
Interest and other accrued expenses	61,315
Other levy payable	36,853
Employee advance	53,573
Other payable to unrelated party	489,637
Total	$844,835

All other payables are due in demand, and interest free. There were no officers among the employee herein referred to.

9.	LOAN PAYABLES

As of June 30, 2007, the loan payables are as followed:

Short term loans payable:
Xian City Commercial Branch	$1,970,580
Xian Agriculture Credit Union	499,214
Agriculture Bank	1,773,522
Total	$4,243,316

At June 30, 2007, the Company had a loan payable of $1,970,580 to Xian City Commercial Bank in China, with an annual interest rate of 9.585%, and due on April 1, 2008. The loan is pledge by the land use right and property of the Company.

At June 30, 2007, the Company had a loan payable of $499,214 to Xian Agriculture Credit Union, with an annual interest rate of 9.216%, and due on September 26, 2007. The loan is guaranteed by a former shareholder. The Company’s shareholder paid interest expenses of $45,439 and $27,737 as of June 30, 2007 and 2006 for this loan. The Company has recorded the interest expenses paid by the shareholder as contributed capital.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

At June 30, 2007, the Company had a loan payable of $1,773,522 to Agriculture Bank in China, with an annual interest rate of 7.488%, and due on March 27th, 2006. The loan is guaranteed by the former shareholder.

The interest expenses are $361,254 and $229,115 for the years ended June 30, 2007 and 2006.

10.	TAX PAYABLES

Tax payables consist of the following as of June 30, 2007:

VAT payable	$1,824,259
Income tax payable	302,907

Other levies	149,554
Total	$2,276,720

11.	INCOME TAXES

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2007 and 2006, there was no significant book to tax differences.

The Company's deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

	Estimated
	NOL		Estimated		Change in
	Carry-	NOL	Tax Benefit	Valuation	Valuation	Net Tax
Period Ending	forward	Expires	from NOL	Allowance	Allowance	Benefit
June 30, 2006	-	2026	-	(-)	(-)	—
June 30, 2007	22,313	2027	4,128	(4,128)	(4,128)	—

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Income taxes at the statutory rate are reconciled to the Company's actual income taxes as follows:

Income tax benefit at statutory rate resulting from net operating loss carryforward	(15.0)%
State tax (benefit) net of Federal benefit	(3.5)%
Deferred income tax valuation allowance	18.5%
Actual tax rate	0%

Local PRC income tax

Techteam is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable. The provision for income taxes for years ended June 30, 2007 and 2006 are $295,012 and $0 respectively. Techteam utilized its net operating loss from prior years, in the year ended June 30, 2006.

The following table reconciles the U.S. statutory rates to Techteam’s effective tax rate at June 30, 2007 and 2006

	2007	2006
Tax at statutory rate	34%	34%
Foreign tax rate difference	-19%	-19%
Net operating loss in other tax jurisdiction for where no benefit is realized	-2%	-15%

	13%	0%

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be eliminated. Techteam is currently evaluating the effect of the new EIT law will have on its financial position.

12.	OTHER INCOME (EXPENSES)

Other income (expenses) mainly consists of inventory count loss and interest expenses and is as follows for the year ended June 30, 2007 and 2006.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

	June 30,
	2007	2006
Other (expense) income	$957	$42,040
Interest expense	(361,254)	(229,115)
Total other income (expense)	$(360,297)	$(187,075)

13.	CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are all carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

14.	STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i)	Making up cumulative prior years' losses, if any;
ii)
Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of June 30, 2007 and 2006 amounted to $586,834 and $0, respectively.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

The Company established a reserve for the annual contribution of 5% of net income to the common welfare fund. The amount included in the statutory reserves as of June 30, 2007 and 2006 amounted to $293,418 and $0, respectively.

15.	Common Stock

Pursuant to the Articles of Incorporation as amended, the company was authorized to issue 800,000,000 common shares with no par value.

In connection with its corporate purposes, the company made a registered public offering of its common stock which became effective February 23, 1990, and closed on May 24, 1990. The offering was made pursuant to a registration statement under the Securities Act of 1933 filed with the Securities and Exchange Commission on Form S-1. On March 15, 2007, the company issued 15,000,000 shares of its common stock for $10,000 cash payment to the company.

16.	SUBSEQUENT EVENTS

On August 27, 2007 the Board of Directors unanimously adopted resolutions announcing a special meeting of shareholders to consider and act upon a proposed Agreement and Plan of Merger, to reincorporate Discovery Technologies, Inc. (“Discovery Technologies”) in the State of Nevada by merger with and into a Nevada corporation with the same name ("Discovery Technologies Nevada") which Discovery Technologies formed for such purpose (the "Migratory Merger"). Effective September 24, 2007, shareholders approved the Agreement and Plan of Merger as described in the definitive proxy materials filed with the Securities and Exchange Commission.

In accordance with the Agreement and Plan of Merger, Discovery Technologies adopted the capital structure of Discovery Technologies Nevada, which includes total authorized capital stock of 800,000,000 shares, of which 780,000,000 are common stock, with a par value of $.001 per share (the "Discovery Technologies Nevada Common Stock") and 20,000,000 shares are blank check preferred stock, with a par value of $.001 per share (the "Preferred Stock"). In addition, on the Effective Date described below, the issued and outstanding shares of our Common Stock automatically converted into shares of Discovery Technologies Nevada Common Stock at a ratio of nine (9) shares of our currently outstanding Common Stock for one (1) share of Discovery Technologies Nevada Common Stock.

As a result of the reverse stock split of registrant's common stock, registrant's outstanding shares of common stock were reduced from 18,746,196 shares to 2,083,339 shares. The Migratory Merger and reverse split became effective on October 16, 2007, (the "Effective Date"). The new trading symbol for Discovery Technologies, Inc. on the Over the Counter Bulletin Board is DCVT.

Further on December 18, 2007, the Company had another reverse stock split at a ratio of 6.771:1. As a result, registrant's outstanding shares of common stock were reduced from 2,083,339 shares to 308,084 shares. All references in the accompanying financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the stock split.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

On December 26, 2007, the Company acquired all of the issued and outstanding capital stock (the “Green Agriculture Shares”) of Green Agriculture Holding Corporation, a New Jersey corporation (“Green Agriculture” or “Green New Jersey”), through a share exchange (the “Share Exchange”) in which the Company issued 10,770,669 number of shares of its common stock, par value $.001 per share (the “Common Stock”) to Green Agriculture’s shareholders in exchange for the Green Agriculture Shares. Immediately prior to the Share Exchange, the Company redeemed 246,148 shares of Common Stock held by Michael Friess and Sanford Schwartz (the “Redemption”) for $550,000 and issued 111,386 new shares of Common Stock to Messrs. Schwartz and Friess, two of our directors, who then appointed Tao Li as the Company’s Director and Chief Executive Officer who proceeded to effect the Share Exchange. In connection to the redemption share issuance, the Company also issued 78,462 shares of common stock to the Company’s agent.

The exchange of shares with the Company has been accounted for as a reverse acquisition under the purchase method of accounting because the stockholders of Green Agriculture obtained control of the Company. Accordingly, the exchange of shares by the two companies has been recorded as a recapitalization of the Company, with the Company (Green Agriculture) being treated as the continuing entity. The historical financial statements presented are those of Green Agriculture. As a result of the reverse acquisition transaction described above the historical financial statements presented are those of Green Agriculture, the operating entity. Pro-forma information is not presented because the public shell’s assets are immaterial. Transaction costs incurred in the reverse acquisition have been charged to expense.

On August 24, 2007, Green Agriculture Holding Corporation acquired 100% outstanding shares of Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Techteam”) which owns 100% equity of Xi’an Jintai Agriculture Technology Development Company (“Xi’an Jintai” or “Jintai”). Green Agriculture was incorporated on January 27, 2007 under the laws of the State of New Jersey with initially two shareholders owning 89% and 11% of its stock. As of December 25, 2007, immediately prior to the share exchange between the Company and Green Holding, Yinshing David To (95.1%), Paul Hickey (2.45%) and Greg Freihofner (2.45%), (collectively, the “Green Holding Stockholders”) owned 100% of the outstanding capital stock of Green Holding. Green Agriculture, through its Chinese subsidiaries Techteam and Xi’an Jintai is engaged in the research and development, manufacture, distribution and sale of green organic fertilizer. The exchange of shares with Techteam has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of the Techteam obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Techteam, with Teahteam being treated as the continuing entity. Inter-company amounts and balances have been eliminated.

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

Yangling Techteam Jinong Humic Acid Product Co., Ltd. was founded in the People’s Republic of China on June 19, 2000. On Febuary 28, 2006, Yangling Techteam Jinong Humic Acid Product Co., Ltd changed name to be Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. (“Techteam” or “Jinong”).

On January 19, 2007, Techteam incorporated Xi’an Jintai which provides testing and experimental data collection base for the function and feature of the new fertilizer products produced by Techteam by imitating the various growing conditions and stages or cycle for a variety of plants, such as flowers, vegetables and seedlings which the fertilizers apply on. Xi’an Jintai also sells such plants themselves to the customers and generates sales.

The Company and its subsidiaries are engaged in the research and development, manufacture, distribution and technique support of green organic fertilizer. Xian Jonong’s main business is to produce and sell fertilizers, and Xi’an Jintai’s main business is to sell the product which are the by- product (fruit and vegetables) from the experiments of developing the fertilizers.

Effective February 5, 2008, the Company changed its name from Discovery Technologies, Inc. to China Green Agriculture, Inc. to better reflect its business. Related to the name change, the trading symbol changed from DCOV.OB to CGAG.OB on the same day.

The Company’s current structure is set forth in the diagram below:

CHINA GREEN AGRICULTURE, INC.
AND ITS PREDECESSORS
NOTES TO COMBINED FINANCIAL STATEMENTS

On December 26, 2007, 6,313,617 shares of common stock were issued to 31 accredited investors (the “Investors”) at $3.25 per share in a private placement of the Company’s common stock that was completed. .If any governmental agency in the PRC challenges or otherwise takes any action that adversely affects the transactions contemplated by the Exchange Agreement, and the Company cannot undo such governmental action or otherwise address the material adverse effect to the reasonable satisfaction of the Investors within sixty (60) days of the occurrence of such governmental action, then, upon written demand from an Investor, the Company shall promptly, and in any event within thirty (30) days from the date of such written demand, pay to that Investor, as liquidated damages, an amount equal to that Investor’s entire Investment Amount with interest thereon from the Closing date until the date paid at the rate of 10% per annum. As a condition to the receipt of such payment, the Investor shall return to the Company for cancellation the certificates evidencing the Shares acquired by the Investor under the Agreement. In accordance with EITF D-98: Classification and Measurement of Redeemable Securities, the Company has classified the equity as temporary equity, as “Common Stock, $.001 par value, 6,313,617 shares subject to redemption”.